UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Iconix Brand Group, Inc.

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ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

October 23, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Friday, December 4, 2015, at 12:00 P.M. local time, at the offices of Iconix Brand Group, Inc., 1450 Broadway, Fourth Floor, New York, New York 10018.

Iconix is proud to be part of your portfolio and the Company thanks you for your support. The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

As you may know, 2015 has been a year of leadership transition at the Company. In August 2015, Neil Cole stepped down from his positions as the Company’s Chief Executive Officer, President, Director and Chairman of our Board of Directors. As we undertake a comprehensive search for a new Chief Executive Officer, our Board of Directors appointed me as the Company’s Interim Chief Executive Officer and Chairman of our Board. The Board has also determined that, upon appointment of a successor Chief Executive Officer, the Chairman and Chief Executive Officer roles will remain separate.

At the same time, our Board of Directors appointed Drew Cohen, a current director and the Chairperson of our Governance/Nominating Committee, as the Company’s Lead Director, to serve until such time as I am no longer serving as the Interim Chief Executive Officer. The Board also appointed Sue Gove as the Chairperson of the Audit Committee and as a member of the Compensation Committee in my place.

Our newly structured Board has placed a priority on reviewing our governance and compensation policies. The Compensation Committee has embarked on an initiative to restructure the Company’s executive compensation programs and our Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. The goal of this review is to establish policies that provide appropriate compensation to attract and retain strong leadership, while ensuring the overall compensation program is aligned with both company performance and stockholders’ best interests. This review is well underway, and as a result of this initiative, the Company has already made numerous changes that are directly responsive to feedback received from our investors, including:

•	Establishing a new peer group against which to benchmark executive compensation;

•	Eliminating the historical practice of determining annual cash bonuses for executives on a solely discretionary basis;

•	Amending our Equity Incentive Plan to eliminate automatic acceleration on a Change in Control for new awards, and instead, provide for “double trigger” vesting on a change of control;

•	Adopting an anti-pledging policy for directors and executive officers; and

•	Establishing rigorous stock ownership guidelines for directors and executive officers.

In addition, in the coming months, the Compensation Committee will be working closely with Cook & Co. to design market-competitive and performance-oriented annual and long-term executive incentive programs for 2016. We are excited about the new road ahead for Iconix.

We invite you to read our Compensation Discussion & Analysis for further information on our compensation policies.

Your vote is very important. Whether or not you plan to attend the meeting in person, we appreciate a prompt submission of your vote. We hope to see you at the meeting. On behalf of the Company, thank you for your continued support.

Cordially,

F. Peter Cuneo

Chairman of the Board

and Interim Chief Executive Officer

ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2015

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Friday, December 4, 2015, at 12:00 P.M. local time, at the Company’s offices at 1450 Broadway, Fourth Floor, New York, New York 10018, for the following purposes:

1.	To elect six directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation;

4.	To approve the Company’s 2015 Executive Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on October 19, 2015 are entitled to notice of and to vote at the Company’s Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF ICONIX BRAND GROUP, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICONIX BRAND GROUP, INC. COMMON STOCK TO GAIN ADMISSION TO THE MEETING.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

By Order of the Board of Directors,

F. Peter Cuneo

Chairman of the Board

and Interim Chief Executive Officer

October 23, 2015

PROXY STATEMENT

ICONIX BRAND GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iconix Brand Group, Inc. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 4, 2015 at 12:00 PM local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2014 available to our stockholders electronically via the Internet instead of mailing a printed copy of these materials to each such stockholder. On or about October 23, 2015, we will mail to our stockholders a notice containing instructions on how to access this Proxy Statement and our Annual Report to stockholders and vote online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report to stockholders. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Proxies duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy or by voting again at a later date on the internet or by telephone, by written notification of such revocation to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Only the latest ballot or Internet or telephone proxy submitted by a stockholder prior to the Annual Meeting will be counted.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway

New York, New York 10018

Telephone No.: (212) 730-0030

IF YOUR SHARES ARE HELD IN STREET NAME THROUGH A BROKER, BANK, OR OTHER NOMINEE, YOU NEED TO CONTACT THE RECORD HOLDER OF YOUR SHARES REGARDING HOW TO REVOKE YOUR PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on October 19, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 48,759,943 shares of the Company’s common stock, $.001 par value per share (the “common stock”), the Company’s only class of voting securities. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

The directors will be elected by a majority of the votes “cast” (the number of shares voted “for” a director nominee must exceed the number of votes cast as “withheld” with respect to that nominee), provided a quorum is present. All other matters to be voted upon at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares cast “for” the matter, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be one or more employees of the Company’s transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders, which is expected to be held in 2016, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Each of the persons named below is presently a member of the Company’s Board of Directors and has indicated to the Board that he or she will be available to serve. The Board of Directors recommends that you vote “for” the nominees listed below.

When reviewing candidates to our Board of Directors (“Board”), the Corporate Governance/Nominating Committee of our Board (the “Governance/Nominating Committee”) and the Board consider the evolving strategy of the Company, its operating environment and outlook, as well as the needs of the Board to seek candidates that fill any current or anticipated future needs. The Governance/Nominating Committee and the Board also believe that all directors should possess the attributes described below under “Consideration of Director Nominees by the Board.” While the Governance/Nominating Committee does not have a formal policy with respect to diversity, the Board and the Governance/Nominating Committee believe that it is important that the Board members represent diverse viewpoints in order to provide the most significant benefits to us. In considering candidates for the Board, the Governance/Nominating Committee and the Board consider the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition to the qualities and skills of the directors that are referred to under “Consideration of Director Nominees by the Board”, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole and what makes the individuals suitable to serve on our Board are described in the following paragraphs.

Name	Age	Position with the Company
F. Peter Cuneo	71	Chairman of the Board and Interim Chief Executive Officer
Barry Emanuel	73	Director
Drew Cohen	47	Lead Director
Mark Friedman	51	Director
Sue Gove	56	Director
James A. Marcum	56	Director

F. Peter Cuneo has served as our Chairman of the Board and Interim Chief Executive Officer since August 2015, and has served on our Board since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors and as chairman of the audit committee of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. Mr. Cuneo received a Bachelor of Science degree in Glass Science (Ceramic Engineering) from Alfred University in 1967 and served as the Chairman of the Alfred University Board of Trustees from 2006 to 2012. Mr. Cuneo received a Master’s degree in business administration from Harvard Business School in 1973. Mr. Cuneo was awarded an honorary doctorate degree in 2013 from Alfred University. The Board believes that Mr. Cuneo’s extensive business and financial background and significant experience as an executive of Marvel Entertainment, an owner and licensor of iconic intellectual property, make him imminently qualified to sit on our Board and serve as its Chairman.

Barry Emanuel has served on our Board since May 1993. For more than the past five years, Mr. Emanuel has served as president of Copen United LLC, a textile manufacturer located in New York, New York. Copen United LLC serves a number of global brand clients, including Ralph Lauren, Levis, Gap, H&M and Tommy Hilfiger. He received his Bachelor of Science degree from the University of Rhode Island in 1962. The Board believes that Mr. Emanuel’s more than 30 years of experience in the apparel industry, including his service as our director for over 20 years, contributes valuable insight to our Board.

Drew Cohen has served as the Lead Director on our Board since August 2015 and as a member of our Board since April 2004. Since 2007 he has been the President of Music Theatre International, which represents the dramatic performing rights of Broadway musicals, such as “West Side Story,” “Les Miserables” and “Mamma Mia,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that, General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Master’s degree in business administration from Harvard Business School in 2001. The Board believes that Mr. Cohen’s legal and business background, and experience as an executive in an industry heavily involved in the licensing business, make him well suited to serve on our Board and act as its Lead Director.

Mark Friedman has served on our Board since October 2006. Mr. Friedman has been a Managing Partner at The Retail Tracker, an investment advisory and consulting firm, since May 2006. From 1996 to 2006 Mr. Friedman was with Merrill Lynch, serving in various capacities including group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. Prior to joining Merrill Lynch, he specialized in similar areas for Lehman Brothers Inc. and Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts. He received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Master’s degree in business administration from The Wharton School, University of Pennsylvania in 1990. The Board believes that Mr. Friedman’s extensive business background and investment banking experience adds key experience and viewpoints to our Board.

Sue Gove has served on our Board of Directors since October 2014. Ms. Gove has been the President of Excelsior Advisors, LLC since May 2014. Ms. Gove had been the President of Golfsmith International Holdings, Inc. from February 2012 through April 2014 and Chief Executive Officer from October 2012 through April 2014. Previously, she was Chief Operating Officer of Golfsmith International Holdings, Inc. from September 2008 through October 2012, Executive Vice President from September 2008 through February 2012 and Chief Financial Officer from March 2009 through July 2012. Ms. Gove previously had been a self-employed consultant from April 2006 until September 2008, serving clients in specialty retail and private equity. Ms. Gove was a consultant for Prentice Capital Management, LP from April 2007 to March 2008. She was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003. Ms. Gove has been a director of AutoZone, Inc. since 2005 and a director of Logitech International S.A. since September 2015. Ms. Gove received a Bachelor of Business Administration degree from the University of Texas at Austin. The Board believes that Ms. Gove’s financial background and extensive experience in executive management positions with leading retailers adds key insight and knowledge to our Board.

James A. Marcum has served on our Board of Directors since October 2007. Since December 2014, Mr. Marcum has served as an Operating Partner and Operating Executive of Tri-Artisan Capital Partners, LLC, a merchant banking firm, a position he also held from 2004 until March 2008. From August 2013 to December 2014, Mr. Marcum served as Chief Executive Officer, President and a member of the Board of Directors of Heartland Automotive Services, Inc., the nation’s largest franchisee of Jiffy Lube’s. From February 2010 through

December 31, 2012, Mr. Marcum served as the Chief Executive Officer, President and a member of the Board of Directors of Central Parking Corporation, a nationwide provider of professional parking management. From September 2008 to January 2010, Mr. Marcum served as Vice Chairman, Acting President and Chief Executive Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, home office products and entertainment software. Mr. Marcum has served as a member of the Board of Directors of Circuit City Stores, Inc. since June 2008. Circuit City Stores, Inc. filed for bankruptcy in November 2008. From January 2005 to January 2006, he served in various capacities, including Chief Executive Officer and Director of Ultimate Electronics, Inc., a consumer electronics retailer. Prior thereto, Mr. Marcum served in various senior executive capacities for a variety of nationwide specialty retailers. He received a Bachelor of Science degree from Southern Connecticut State University in accounting and economics in 1980. The Board believes that Mr. Marcum’s contributions to the Board are well served by his extensive business background and his experience as a corporate executive of national retail establishments.

Board Independence

Our Board has determined that each of our Directors, other than Mr. Cuneo, is an “independent director” under the Rules of The NASDAQ Stock Market LLC (“NASDAQ”). As more fully described below under “Corporate Governance—Board Leadership Structure,” in connection with the August 2015 resignation of Neil Cole, our former Chairman and Chief Executive Officer, Mr. Cuneo was appointed Interim Chief Executive Officer and Chairman of the Board. In connection with his appointment as Interim Chief Executive Officer, Mr. Cuneo resigned from his positions as chair of the Audit Committee and member of the Compensation Committee. Additionally, in August 2015, the Board of Directors appointed Drew Cohen to the newly-created position of Lead Director of our Board.

Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. All six Directors then serving on our Board of Directors attended last year’s Annual Meeting of Stockholders.

Communications with the Board of Directors

Our Board of Directors, through its Governance/Nominating Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with members of the Board individually or as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the Governance/Nominating Committee for election to our Board at our Annual Meeting of Stockholders must submit their recommendations in writing to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

The Governance/Nominating Committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the Governance/Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age and business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance/Nominating Committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation, and the class and number of shares of the Company’s common stock beneficially owned by the stockholder. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Governance/Nominating Committee. The Governance/Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Governance/Nominating Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board of Directors at the Annual Meeting of Stockholders is required to give written notice of his or her intention to make such a nomination containing the required information specified above addressed to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018. The notice of nomination and other required information must be received by our corporate Secretary in accordance with the dates set forth in the section below entitled “Stockholder Proposals for the 2016 Annual Meeting—Director Nominations, Proposal for Action and Other Business Brought Before the Annual Meeting.”

CORPORATE GOVERNANCE

Board Leadership Structure

On August 5, 2015, Neil Cole resigned from his positions as our Chief Executive Officer, President and the Chairman of our Board of Directors. Mr. Cole also resigned from our Board. On August 6, 2015, the Board appointed F. Peter Cuneo, a current director, as Interim Chief Executive Officer and Chairman of the Board of Directors. In connection with his appointment to the Interim Chief Executive Officer position, Mr. Cuneo resigned from his positions as Audit Committee Chairperson and as a member of the Compensation Committee, to ensure that all members of our committees would continue to be independent under the NASDAQ and SEC standards applicable to members of such committees. Sue Gove, a current director, was appointed as the Audit Committee Chairperson and as a member of the Compensation Committee.

Additionally, on August 6, 2015, the Board appointed Drew Cohen, a current director, to the then newly-created position of Lead Director, to serve for as long as Mr. Cuneo serves as Interim Chief Executive Officer. The Lead Director’s primary responsibility is to act as the chief of all directors and manage all Board functions until such time as a successor Chief Executive Officer is retained and Mr. Cuneo is no longer the Interim Chief Executive Officer. Mr. Cohen will continue to serve as the Chairperson of our Governance/Nominating Committee during his tenure as Lead Director.

Once the search has been completed for a successor Chief Executive Officer and that role is filled, the Board believes that having separate Chairman and Chief Executive Officer roles will provide an enhanced governance framework for our Company going forward. In the interim, the Board has instituted the Lead Director position in order to support this enhanced governance framework and ensure that an independent Board is in place to provide oversight to the management team. The Board believes that the role of Lead Director will no longer be necessary when there is a separate Chief Executive Officer and Chairman of the Board. We expect that this new leadership structure will promote the long term success of our Company, both for our employees and for our stockholders.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, proposed acquisitions and operations, as well as other risks associated with the Company’s business. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, as well as all of the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance/Nominating Committee manages risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed by members of management and through committee reports, or otherwise, about such risks.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com. To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an on-line anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com, and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our Corporate Secretary at Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

Committees of the Board of Directors

Our by-laws authorize our Board to appoint one or more committees, each consisting of one or more directors. During 2014, our Board had three standing committees: an Audit Committee, a Governance/Nominating Committee and a Compensation Committee, each of which has adopted written charters which are currently available on our website. We are not incorporating any of the information on our web site into this Proxy Statement. Each member of the Audit Committee, Governance/Nominating Committee and Compensation Committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a registered independent public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	pre-approving (or, as permitted, approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

In 2014, the members of the Audit Committee were Messrs. Cuneo (Chair), Cohen and Marcum and Ms. Gove (following her appointment to the Board in October 2014). As noted above under “Board Leadership Structure,” in connection with his August 6, 2015 appointment as our Interim Chief Executive Officer, Mr. Cuneo resigned from his position as chairperson of the Audit Committee. The current members of our Audit Committee are Messrs. Cohen and Marcum and Ms. Gove. Ms. Gove currently serves as the Audit Committee chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the Audit Committee is an independent director as that term is defined by applicable SEC rules under the Securities Exchange Act of 1934. Our Board of Directors has also determined that Ms. Gove and Mr. Marcum are “Audit Committee Financial Experts,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules.

Governance/Nominating Committee

Our Governance/Nominating Committee’s responsibilities include:

•	assisting the Board in defining and assessing qualifications for Board membership and identifying qualified individuals to serve as Directors;

•	recommending Director nominees for each annual meeting of the stockholders and nominees for election and filling any vacancies on the Board;

•	considering and recommending to the Board corporate governance principles applicable to the Company; and

•	leading the Board in its self-evaluation and establishing criteria in such evaluation.

The members of our Governance/Nominating Committee are Messrs. Cohen, Emanuel, Friedman and Marcum. Mr. Cohen currently serves as its chairperson.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	formulating, evaluating and approving compensation for our executive officers, including the Chief Executive Officer;

•	overseeing and approving all compensation programs involving our stock and other equity securities;

•	reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) required under Item 402 of Regulation S-K promulgated by the SEC; and

•	assessing the risks associated with our compensation practices, policies and programs.

For the entirety of 2014, the members of the Compensation Committee were Messrs. Friedman, Emanuel and Cuneo. As noted above under “Board Leadership Structure,” in connection with his August 6, 2015 appointment as our Interim Chief Executive Officer, Mr. Cuneo resigned from his position as a member of the Compensation Committee and Ms. Gove was appointed to the Compensation Committee. The current members of our Compensation Committee are Messrs. Friedman and Emanuel and Ms. Gove. Mr. Friedman currently serves as its chairperson. Each member of the Compensation Committee is an “independent director” under the Marketplace Rules of NASDAQ.

From time to time, management provides to the Compensation Committee proposals concerning total compensation for officers. The Committee considers recommendations from our Chief Executive Officer regarding total compensation for such officers. The Compensation Committee also approves grants of equity awards to employees.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

Meetings of the Board of Directors and its Committees during the Year Ended December 31, 2014

The Board of Directors held six meetings (including four executive sessions with the independent Board members) during the fiscal year ended December 31, 2014 (“FY 2014”), and it, along with committees of the Board, also took various actions by unanimous written consent in lieu of meetings. In addition, during FY 2014, the Audit Committee held four meetings, the Governance/Nominating Committee held one meeting and the Compensation Committee held one meeting. During FY 2014, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served. Also, members of the Board and each of the committees met periodically during FY 2014 to address various matters and engaged in informal meetings, telephonic meetings and correspondence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by it, we believe that during 2014, there was compliance with the filing requirements applicable to its officers, directors and beneficial owners of more than 10% of our common stock.

Director Compensation

The Compensation Committee determined that for each full year of service as a director of our company during 2014, each non-employee member of the Board would receive a cash payment of $80,000, payable 50% on or about each January 1 and 50% on or about each July 1, and a number of restricted shares of common stock with an aggregate value of $100,000 on January 1, vesting 100% on July 1 of each year. In addition, the Compensation Committee determined that the Audit Committee chair would receive an annual stipend of $25,000, and the chairs of the Compensation Committee and Governance/Nominating Committee would receive an annual stipend of $20,000 and $15,000, respectively, payable each July 1.

The following table sets forth compensation paid in 2014 to each non-employee director who served as a member of our Board of Directors at any time during 2014. An employee who served on our Board did not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to Neil Cole, our former director, Chairman of the Board, President and Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Emanuel	$80,000	$100,000	—	—	—	—	$180,000
Drew Cohen	95,000	100,000	—	—	—	—	195,000
F. Peter Cuneo	105,000	100,000	—	—	—	—	205,000
Mark Friedman	100,000	100,000	—	—	—	—	200,000
James A. Marcum	80,000	100,000	—	—	—	—	180,000
Sue Gove(2)	13,334	16,667	—	—	—	—	30,001

(1)	Represents the aggregate grant date fair value. See Note 7 to Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion for the relevant assumptions used in calculating grant date fair value. At December 31, 2014 our non-employee directors owned the following unexercised options—Barry Emanuel—20,000.
(2)	Ms. Gove joined our Board of Directors on October 30, 2014, as previously reported on a Form 8-K filed with the SEC on November 4, 2014.

Director Compensation for 2015. Following its annual review of director compensation, the Compensation Committee determined that it would not alter director compensation, and therefore, the 2014 compensation for our directors described above remains in effect for 2015 (other than with respect to the compensation changes described below under “Compensation Discussion and Analysis” for Mr. Cuneo, in connection with his appointment to the additional role of Interim Chief Executive Officer beginning August 6, 2015). In connection with the newly-established role of Lead Director, the Compensation Committee set compensation for the Lead Director at $40,000 annually, in addition to the director compensation amounts noted above. For 2015, Mr. Cohen will receive the director compensation amounts noted above, plus a pro-rata portion of $40,000 based on his appointment to the additional role of Lead Director beginning August 6, 2015. As previously disclosed in a press release furnished with a Form 8-K on August 12, 2015, the Company formed a Special Committee of the Board of Directors. Each member of such committee will receive fees for his or her work on such committee. Additionally, the respective chairs of the Audit, Compensation and Governance/Nominating Committees will receive the same stipend for 2015 as was paid for 2014.

EXECUTIVE OFFICERS

Our Board of Directors appoints the officers of the Company on an annual basis to serve until their successors are duly elected and qualified, unless earlier removed by the Board of Directors. No family relationships exist among any of our officers or directors.

As noted above under “Corporate Governance—Board Leadership Structure,” on August 5, 2015, Neil Cole, our former Chairman of the Board, Chief Executive Officer and President, resigned from these positions, as well as from our Board of Directors, and on August 6, 2015, the Board appointed Mr. Cuneo to the positions of Chairman of the Board and Interim Chief Executive Officer. Our executive officers, their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
F. Peter Cuneo	71	Interim Chief Executive Officer
David Jones	46	Executive Vice President and Chief Financial Officer
David Blumberg	56	Executive Vice President—Head of Strategic Development
Jason Schaefer	41	Executive Vice President and General Counsel

F. Peter Cuneo has served as our Chairman of the Board and Interim Chief Executive Officer since August 2015, and has served on our Board since October 2006. Mr. Cuneo’s full biography is described above under “Proposal 1—Election of Directors”.

David Jones has served as our Executive Vice President and Chief Financial Officer since July 2015. Prior to joining our Company, Mr. Jones served as Executive Vice President and Chief Financial Officer of Penske Automotive Group, Inc. from May 2011 to June 2015. Previously, Mr. Jones served in various capacities for Penske Automotive Group, Inc., including as Vice President—Financial Compliance and Controls from April 2006 to May 2011 and Director of Financial Reporting from 2003 to April 2006. Prior to joining Penske, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991. Mr. Jones received a Bachelor of Arts degree in Accounting from Seton Hall University in 1991.

David Blumberg has served as our Head of Strategic Development since February 2009 and has served as our Executive Vice President—Head of Strategic Development since August 2009. From March 2015 to July 2015, Mr. Blumberg served as our Interim Chief Financial Officer. From November 2006 through January 2009, Mr. Blumberg served our company as a full-time consultant, overseeing our merger and acquisition activities. Prior to joining our company as a consultant, from 2005 through October 2006, Mr. Blumberg worked as a consultant to LF Management Ltd., an affiliate of Li & Fung Limited/LF USA. Prior to joining Li & Fung, from January 1997 to November 1999, Mr. Blumberg was president and managing director—investment banking of Wit Capital, Inc., an online investment bank. From 1981 to 1993, Mr. Blumberg was a managing director and senior vice president of Merrill Lynch Interfunding Inc. and Merrill Lynch Capital Markets—Investment Bank, respectively. Mr. Blumberg received a Bachelor of Science, cum laude in economics from Colgate University in 1981 and a Masters degree in business administration in corporate finance from New York University in 1987.

Jason Schaefer has served as our Executive Vice President and General Counsel since September 2013. From May 2008 until September 2013, Mr. Schaefer served as General Counsel of Pegasus Capital Advisors, L.P., a private equity fund. From March 2006 to May 2008, he advised on merger and acquisition transactions in both the private and public space at Akin Gump Strauss Hauer and Feld LLP. Prior to that time, Mr. Schaefer was an associate in the corporate group of Paul Weiss Rifkind Wharton and Garrison LLP, an international law firm. Mr. Schaefer received his Juris Doctor, cum laude, from Brooklyn Law School in 2001 and a Bachelor of Arts degree in political science from the University at Buffalo in 1996.

Executive Compensation

Compensation Discussion and Analysis

Summary of Key Actions in Response to Stockholder Feedback

During 2014 and to date in 2015, we have spoken to or met with each of our largest stockholders, representing approximately 70% of our outstanding shares of common stock in the aggregate. As noted in our Chairman’s letter at the beginning of the Proxy Statement, based on discussions with these stockholders, the Compensation Committee has made important changes to our governance and compensation practices as highlighted below, and, as further discussed throughout this Compensation Discussion and Analysis.

Investor Concern:	Compensation Committee Response:

Absence of Peer Group Benchmarking	We have established a compensation peer group against which we will benchmark the 2016 total direct compensation opportunity of our named executive officers.

Discretionary Annual Incentive Awards	Beginning in 2016, we will implement a performance-based annual incentive program with clearly defined goals and targets for our executive officers that are based on the achievement of specified financial, operational, strategic or personal goals. In connection with this objective, we are submitting the 2015 Executive Incentive Plan for stockholder approval to enable annual incentive awards to be deductible under Section 162(m) of the Internal Revenue Code. Please see Proposal IV for a summary of the 2015 Executive Incentive Plan.

Automatic Single-Trigger Vesting on a Change of Control	We have amended the Amended and Restated 2009 Equity Incentive Plan to require “double-trigger” change of control vesting on all future equity awards.

Absence of Anti-Pledging Policy	We have adopted a pledging policy under which directors and executive officers will be prohibited from pledging shares.

We recognize that 300,668 shares are currently subject to outstanding pledges and after considering the amount and value of the pledged shares, we have determined to exclude these previously pledged shares from the policy. However, no future pledges will be permitted and the pledged shares will not count towards the ownership requirement under the Stock Ownership Policy described below.

Absence of Stock Ownership Policy	We have adopted a rigorous Stock Ownership Policy under which our executive officers and directors must own a minimum specified multiple of their base salary or annual cash retainer. For the CEO, the multiple is six (6) times base salary; for other executive officers, the multiple is three (3) times base salary; and for directors the multiple is five (5) times the annual cash retainer. Unvested equity awards and unexercised stock options do not count toward the definition of owned shares, nor do shares subject to outstanding pledges. Executive officers and directors who are not in compliance with the stock ownership guidelines are subject to share retention requirements.

Further Changes Under Consideration for 2016

Our Compensation Committee has commenced a top down review of our historical long-term incentive compensation program. The Compensation Committee has directed Frederic W. Cook & Co., Inc. (“Cook & Co.”) to perform a complete analysis of the structure and design of the program, together with an evaluation of recommended changes. Some of the suggestions that are currently being considered are as follows:

•	Review of performance metrics and goal setting process;

•	Eliminate “catch-up” feature of our performance share unit (PSU) awards; and

•

Eliminate annual payout of earned PSUs; instead, require that earned shares remain subject to continued employment for the entirety of the performance period thereby ensuring that the ultimate value of the PSU award remains “at risk” and subject to stock price performance for the duration of the performance period.

Introduction

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions that are material to the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) during 2014.

Certain of our named executive officers for 2014 are no longer employees of the Company, as further discussed throughout this Proxy Statement, including below under “Governance Structure and Management Updates.” This Compensation Discussion and Analysis will place in context the information regarding our 2014 named executive officers contained in the tables and accompanying narratives that follow this discussion.

In 2014, our named executive officers were:

Former Employees

Neil Cole	Former Chief Executive Officer, President and Chairman of the Board

Warren Clamen	Former Executive Vice President and Chief Financial Officer

Jeff Lupinacci	Former Executive Vice President and Chief Financial Officer

Seth Horowitz	Former Chief Operating Officer

Current Employees

David Blumberg	Executive Vice President, Head of Strategic Development

Jason Schaefer	Executive Vice President, General Counsel and Secretary

Recent Board and Management Updates

Recent board and management updates include:

•	Chairman and Chief Executive Officer Transition

•	On August 5, 2015, Neil Cole resigned from his positions as the Company’s Chief Executive Officer, President, Chairman of our Board of Directors, and as a Director.

•

On August 6, 2015, our Board of Directors appointed F. Peter Cuneo, a current director, as the Company’s Interim Chief Executive Officer and Chairman of our Board. In connection with such appointment, Mr. Cuneo resigned from his roles as Chairperson of our Audit Committee and as a member of our Compensation Committee.

•	Chief Financial Officer Transition

•

In March 2014, Warren Clamen, our former Executive Vice President and Chief Financial Officer, ceased to be an employee of the Company. At that time, Jeff Lupinacci was appointed Executive Vice President and Chief Financial Officer.

•	In March 2015, Jeff Lupinacci, our former Executive Vice President and Chief Financial Officer, ceased to be an employee of the Company.

•	From March 2015 to July 2015, David Blumberg, our Executive Vice President and Head of Strategic Development, assumed the additional role of Interim Chief Financial Officer.

•

On June 10, 2015, David Jones was appointed as Executive Vice President and Chief Financial Officer, effective July 6, 2015 (see “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” below for a description of David Jones’s employment agreement”).

•	Chief Operating Officer

•

In April 2015, Seth Horowitz, the Company’s former Chief Operating Officer, ceased to be an employee of the Company. At that time, the Company determined not to seek a new Chief Operating Officer, and Mr. Horowitz’s responsibilities were assumed by our broader management team. The Company may reconsider the Chief Operating Officer role at a later date.

•	Appointment of Lead Director

•

On August 6, 2015, our Board of Directors appointed Drew Cohen, a current director and the Chairperson of our Governance/Nominating Committee, as the Company’s Lead Director, to serve until such time as Mr. Cuneo is no longer serving as the Interim Chief Executive Officer.

•	Appointment of New Audit Committee Chairperson and Compensation Committee Member

•

On August 6, 2015, our Board of Directors appointed Sue Gove as the Chairperson of the Audit Committee and as a member of the Compensation Committee in light of Mr. Cuneo’s resignation from such roles in connection with his appointment as Interim Chief Executive Officer.

Updates Regarding Stockholder Outreach and the Company’s Approach to Address Stockholder Concerns

During 2014 and to date in 2015, we have spoken to or met with each of our largest stockholders, representing approximately 70% of our outstanding shares of common stock in the aggregate. In connection with our stockholder outreach, and in light of the results of our Say on Pay vote last year, we have commenced a comprehensive review of our compensation and governance programs in order to improve our overall practices in this area. As we conduct this review, our Board of Directors, Compensation Committee, Interim Chief Executive Officer, Chief Financial Officer, other executive officers and the Company’s investor relations team will continue our outreach efforts to identify the compensation and governance issues most important to our stockholders. In addition, we have engaged Cook & Co. an independent, third-party compensation consultant, to guide us in responding to the issues that our key stockholders and proxy advisory firms have identified.

Based on discussions with these stockholders, we have made several changes to our governance and compensation practices, including establishing a new peer group for benchmarking compensation that we believe represents an appropriate comparison to our business, and amending our equity incentive plan as described below.

Recent Changes in Response to Stockholder Outreach

Adoption of Compensation Peer Group for 2016 Benchmarking Compensation (the “2016 Compensation Benchmarking Peer Group”)

Cook & Co. is assisting the Compensation Committee in its identification of the 2016 Compensation Benchmarking Peer Group of public companies against which the Company would benchmark its executive compensation. The 2016 Compensation Benchmarking Peer Group is generally comprised of companies in our industry and reflects a portfolio of characteristics relevant to Iconix’ business operations and is similar from size and profitability perspectives. Additionally, the 2016 Compensation Benchmarking Peer Group is comprised of companies that are within a reasonable range of the Company with respect to market capitalization and revenue. Iconix has a unique business model, and total revenue is not representative of the global retail sales generated by the Company’s brands. The Compensation Committee has approved the following 2016 Compensation Benchmarking Peer Group:

Cherokee Inc.	Perry Ellis Inc.
Choice Hotels	Sequential Brands Inc.
Deckers Outdoor Corporation	Sothebys
Fossil Inc.	Steve Madden
G-III Apparel Group Ltd.	Tumi Holdings Inc.
Kate Spade & Co.	Vera Bradley, Inc.
Meredith Corp.	Vince Holding
Movado Group, Inc.	Wolverine World Wide, Inc.
Oxford Industries, Inc.

The 2016 Compensation Benchmarking Peer Group will be used for benchmarking the 2016 total direct compensation opportunity of our executive officers. A separate comparator group may be established for assessing relative performance with respect to PSUs and other performance-based awards.

Implementation of “Double Trigger” Change in Control Provisions

We amended our Amended and Restated 2009 Equity Incentive Plan, referred to as the Plan, to provide for “double trigger” change in control provisions. These provisions provide that, upon a change in control, as defined in the Plan, in the event that a successor company assumes or substitutes awards under the Plan, unvested equity awards do not accelerate unless, within 24 months following such change in control, the Plan participant is terminated without cause or leaves for good reason (if such term is defined in an employment agreement between the Company and the participant). However, if a successor company in the change in control does not assume or substitute awards under the Plan, then all outstanding awards immediately vest. These double trigger provisions will apply to all grants made under the Plan following the date of the amendment of the Plan.

Adoption of Anti-Pledging Policy

The Board of Directors adopted an anti-pledging policy that prohibits any additional pledges of Company securities by executive officers or directors of the Company following the adoption of such policy.

Adoption of Stock Ownership Guidelines

The Company has adopted stock ownership guidelines based on best practices. Among other features, the new guidelines provide for our executives and directors to own shares of the Company’s stock at the following levels:

Chief Executive Officer:	6X annual base salary
Other Named Executive Officers:	3X annual base salary
Directors:	5X annual cash retainer

Unvested equity awards, unexercised options and pledged shares do not count towards the definition of owned shares. Executive officers and directors who are not in compliance will be subject to stock retention requirements.

Elimination of Discretionary Bonuses for Named Executive Officers and Proposed 2015 Executive Incentive Plan

The Compensation Committee has committed to eliminate annual discretionary cash bonuses for executive officers and adopt a performance-based annual cash incentive program for 2016 and thereafter. Additionally, the Company is seeking stockholder approval of the Company’s 2015 Executive Incentive Plan to provide for tax deductibility under Section 162(m) of the Internal Revenue Code.

Retention of New Compensation Consultant and Review of Compensation Practices

The Compensation Committee recognizes that additional changes to the Company’s compensation practices may be needed, and has engaged Cook & Co. to assist with an overall review of the Company’s compensation philosophy, programs and practices. Based on our stockholder outreach and previous advisory “Say on Pay” votes received, we are focused on making changes to address stockholder concerns. Once we have completed the process of identifying additional changes to our compensation practices that may be advisable, we expect that Cook & Co. will assist us in restructuring our compensation practices, including implementing specific changes to our general compensation philosophy and approach to compensation, where necessary. For example, and as a part of this review, the Company has been discussing with Cook & Co. the Company’s long term incentive plan design.

Key Features of Our Executive Compensation Program

What we do

Pay for Performance. Pursuant to Mr. Cole’s employment agreement, for 2014, approximately 79% of his compensation was “at risk” (over the term) based on performance metrics. The Company intends to adopt a performance-based cash incentive program for all named executive officers in 2016 and thereafter.

Clawback Policy. We have adopted a clawback policy that applies if there is a restatement of our financial statements that is required, within the previous three years, to correct accounting errors due to material non-compliance with any financial reporting requirements under the federal securities laws. This applies to equity as well as cash payments that were paid based on performance metrics.

Anti-Pledging Policy. We have adopted a policy that prohibits directors and executive officers from pledging any additional shares of the Company’s common stock in the future.

Stock Ownership Guidelines. The Company has adopted stock ownership guidelines for its named executive officers and directors to provide for ownership maintenance of the Company’s equity.

Anti-Hedging Policy. We have a policy prohibiting directors and officers from engaging in hedging transactions, which include puts, calls and other derivative securities, with respect to the Company’s equity securities.

“Double Trigger” Change in Control Provision. We have implemented amendments to our Amended and Restated Equity Incentive Plan to provide for “double trigger” change in control provisions. These provisions provide that, upon a change in control, as defined in the Plan, in the event that a successor company assumes or substitutes awards under the Plan, unvested equity awards do not accelerate unless, within 24 months following such change in control, the Plan participant is terminated without cause or leaves for good reason (if such term is defined in an employment agreement between the Company and the participant). If a successor company in the change in control does not assume or substitute awards under the Plan, then all outstanding awards immediately vest. The double-trigger requirement will be effective for all equity awards granted after the date of such amendment.

What we don’t do

No gross-ups. We do not have any provisions requiring the Company to gross-up compensation to cover taxes owed by our executives.

No Excess Perquisites and Limited Retirement and Health Benefits. We have a 401k program and have never had a defined benefit plan. We do not maintain any supplemental executive retirement plans or other pension benefits.

No option repricing or exchanges; No “liberal” share recycling. We have not engaged in the activities below and they are prohibited by our amended and restated Equity Incentive Plan:

•	Repricing options;

•	Buying out underwater options for cash;

•	Permitting shares not actually issued due to net issuance of shares upon exercise of options or vesting a stock grants and performance awards to be returned to the available pool and regranted

No dividends or dividend equivalents on unvested awards. We do not pay dividends or dividend equivalents on unvested shares of restricted stock or unearned PSU awards.

Company Performance

During 2014, we continued to execute on our key strategic initiatives. While compounded total stockholder return (“TSR”) measures at December 31, 2014 decreased when measured against the 2013 TSR, we believe we continued to deliver strong overall business performance, and our 3- and 5-year TSR demonstrates the creation of value for stockholders over time. The chart below illustrates the Company’s compounded TSR for the past one, three and five years at December 31, 2014:

	TOTAL STOCKHOLDER RETURNS
	1 year	3 year	5 year
At December 31, 2014	(15%)	27%	22%

The chart below compares the Company’s TSR for the past one, three and five year periods ended as of December 31, 2014 to the 2014 PSU Performance Comparator Group, which is used in determining the relative performance for purposes of vesting of performance stock units, or PSUs, as described herein. The Company’s TSR is positioned at the 18th, 61st and 42nd percentiles for the one-, three- and five-year periods.

	TSR as of 12/31/2014
	1-Year	3-Year	5-Year
Company Name
Carter’s, Inc.	23%	31%	28%
Cherokee Inc.	41%	22%	6%
Columbia Sportswear Company	15%	26%	20%
Crocs, Inc.	(21%)	(5%)	17%
Deckers Outdoor Corporation	8%	6%	22%
Delta Apparel, Inc.	(40%)	(19%)	(1%)
Fossil, Inc.	(8%)	12%	27%
G-III Apparel Group Ltd.	37%	59%	36%
Gildan Activewear Inc.	7%	46%	19%
Hanesbrands Inc.	61%	73%	36%
Kate Spade & Co.	0%	55%	42%
lululemon athletica inc.	(5%)	6%	30%
Madden Steven Ltd.	(13%)	11%	21%
Movado Group Inc.	(35%)	19%	26%
Oxford Industries, Inc.	(31%)	8%	23%
PVH Corp.	(6%)	22%	26%
Rocky Brands, Inc.	(5%)	16%	13%
Skechers U.S.A., Inc.	67%	66%	13%
Superior Uniform Group Inc.	95%	40%	31%
Tumi Holdings Inc.	5%	N/A	N/A
Under Armour, Inc.	56%	56%	58%
Vera Bradley, Inc.	(15%)	(14%)	N/A
VF Corp.	22%	36%	35%
Wolverine World Wide, Inc.	(12%)	19%	18%

25th Percentile	(13%)	10%	18%
Median	2%	22%	25%
75th Percentile	26%	43%	30%

Iconix Brand Group, Inc.	(15%)	27%	22%
Iconix’s Percentile Rank	18%	61%	42%

Company Performance Related to PSU Performance Metrics

The following graphs display our performance from 2005 through 2014 based on the performance metrics utilized by the Company in determining the vesting of our PSUs and one component of our former Chief Executive Officer’s cash bonuses. “CAGR” in the chart below means Compounded Annual Growth Rate.

(1)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements, investing and capital expenditures. See Exhibit A attached to this Proxy Statement for a reconciliation of EBITDA to GAAP net income.
(2)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance stockholder value. See Exhibit A attached to this Proxy Statement for a reconciliation of Free Cash Flow to GAAP net income.
(3)	In 2005 and 2006, respectively, the $0.20 and $0.58 represent YTD fully taxed diluted earnings per share, assuming a tax rate of 34% and a CAGR based on the fully taxed number.

Objectives of our Executive Compensation Program

The Company’s goals for its executive compensation program are to:

•	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

•

Align pay with performance, as well as with the long-term interests of stockholders, by linking payouts to pre-determined performance measures that promote long-term stockholder value, including EBITDA, Free Cash Flow and Diluted Earnings Per Share, as well as acquisitions in the case of Mr. Blumberg.

•

Promote and sustain stability in the executive team and establish continuity of the service of named executive officers, so that they will contribute to, and be a part of, the Company’s long-term success.

Mr. Cuneo’s Appointment as Interim Chief Executive Officer and Employment Agreement

As Interim Chief Executive Officer, Mr. Cuneo receives a monthly salary of $275,000 for the period beginning on August 6, 2015 and ending six months thereafter, referred to as the initial term. In the event that we hire a successor Chief Executive Officer prior to the expiration of the initial term, Mr. Cuneo will continue to receive his monthly salary for the remainder of the initial term. If, prior to the expiration of the initial term, Mr. Cuneo resigns as Interim Chief Executive Officer without “good reason,” as defined in the employment agreement with Mr. Cuneo, no further salary shall be payable following such resignation. Mr. Cuneo is not eligible for a bonus in connection with the initial term. The initial term shall be automatically renewed for an additional six-month period, referred to as the second term, in the event a successor Chief Executive Officer has not been appointed prior to the expiration of the initial term. During the second term, Mr. Cuneo’s monthly salary shall be reduced to $137,500 for any months served by him. Mr. Cuneo received an award of 60,000 fully vested shares of the Company’s common stock on August 6, 2015, priced at $19.60 per share (the closing price of the common stock on such date). Mr. Cuneo will receive a grant of an additional 60,000 fully vested shares on the first day of the second term, if applicable, and such shares shall be priced based on the closing price of the Company’s stock on the effective date of the second term, if applicable. Mr. Cuneo will be eligible for a discretionary cash bonus equal to up to 100% of his six-month salary in respect of the second term.

The Board believes that Mr. Cuneo’s extensive experience as a Chief Executive Officer and in other senior executive roles at Marvel Entertainment, as well as his nine years of service on our Board, familiarity with our business model and understanding of our strategic goals, make him well qualified to serve as our Chairman and Interim Chief Executive Officer. At the time of Mr. Cuneo’s appointment, the Compensation Committee believed that Mr. Cuneo was uniquely situated to serve as our Interim Chief Executive Officer as a result of his previous executive experience and his tenure on the Company’s Board. Additionally, the Board and the Compensation Committee believed that they needed to respond quickly in filling the role of Interim Chief Executive Officer, and Mr. Cuneo was willing to devote his full time to the Company and step into the role immediately on a full time basis, in spite of his other business ventures and responsibilities. Finally, Mr. Cuneo, and Mr. Cohen in his role as Lead Director, and Mr. Friedman, as Chairperson of the Compensation Committee, are addressing investor concerns related to corporate governance and compensation policies. Based on these factors, the Compensation Committee believed that Mr. Cuneo’s compensation package was appropriate and provided adequate incentive for Mr. Cuneo to fulfill the obligations set forth by the Board.

Mr. Cole’s Former Employment Agreement

In May 2010, when the Compensation Committee and Mr. Cole began negotiating the amendment to his former employment agreement, the process was rigorous and long-lasting. The amendment was signed in June 2011 after more than a year of negotiations between the Compensation Committee and Mr. Cole. In addition, the Compensation Committee engaged James F. Reda & Associates LLC, referred to as JFR, to assist in evaluating the terms of the June 2011 amendment to Mr. Cole’s employment agreement, referred to as the June 2011 amendment. We believed that the structure and size of Mr. Cole’s pay package appropriately paid for performance and, therefore, aligned Mr. Cole’s economic interests with those of our stockholders. Pursuant to the June 2011 amendment, for the year ended December 31, 2014, Mr. Cole’s percentage of performance-based compensation was 79% of his total contractual compensation package. Also see “Equity-based Compensation—PSUs”, which includes a discussion regarding 2011 PSUs that were unearned and the forfeiture of 2008 PSUs. Mr. Cole ceased to be an executive officer of the Company in August 2015.

In connection with his resignation on August 5, 2015, we entered into a binding term sheet with Mr. Cole which sets forth the material terms to be included in a Separation Agreement. Pursuant to the binding term sheet, the Company and Mr. Cole mutually agreed to treat Mr. Cole’s stepping down as Chief Executive Officer of the Company as a termination without “cause” by the Company or a termination with “good reason” by Mr. Cole for purposes of his employment agreement. Pursuant to the binding term sheet, we will pay Mr. Cole severance and benefits including $2.75 million, a pro rata portion of Mr. Cole’s bonus for fiscal 2015 based on Mr. Cole’s employment through the date he stepped down and based on actual performance results for the full fiscal year, 18 months of COBRA benefits continuation, acceleration of 75% of Mr. Cole’s 68,306 unvested 2011 RSUs and potential acceleration of up to 455,373 of Mr. Cole’s unvested PSUs (such PSUs include 113,843 PSUs that are eligible for “catch up”). In addition, on April 1, 2016, we will distribute to Mr. Cole 1,181,684 2008 RSUs, the issuance and delivery of which Mr. Cole had previously agreed to defer. In accordance with his former employment agreement, Mr. Cole will be subject to a non-compete through August 5, 2016. Mr. Cole has also agreed to vote any shares held by him at the Company’s Annual Meeting to be held on December 4, 2015, in favor of management’s proposals concerning the election of directors and other proposals. To ensure an orderly transition, Mr. Cole served as a special advisor to the Company until September 30, 2015 and was paid $125,000 per month for August 2015 and September 2015.

The Compensation Committee’s Rationale for Performance Metrics

Our executive compensation program considers each named executive officer’s function within the Company and sets performance goals that are relative to such function. The compensation packages and structure for our named executive officers are all similar, other than for Messrs. Cuneo and Blumberg. As a result of his appointment to an interim role and as further described above, Mr. Cuneo’s compensation was determined by the Compensation Committee on an alternative basis. As Mr. Blumberg is responsible for finding and assisting the Company in closing acquisitions, one of his performance metrics relates to completed acquisitions. Each of these named executive officers plays a distinct role with related responsibilities within the Company, and each of their compensation packages are meant to acknowledge these differences and incentivize each named executive officer appropriately.

Prior to stepping down as Chairman of the Board and Chief Executive Officer, Mr. Cole was charged with making executive decisions that influenced our direction and growth initiatives. Therefore, his total compensation was intended to be strongly aligned with objective financial measures and his annual cash bonus and the vesting of his PSUs were determined by the specific performance criteria described below. During our 2014 stockholder outreach, we learned there was some confusion regarding when Mr. Cole’s financial measures for his performance-based compensation were established. There are two types of performance criteria for the PSUs: absolute and relative. Generally, the first set of criteria is absolute EBITDA Growth (33 1/3%), absolute EPS Growth (33 1/3%) and Free Cash Flow (33 1/3%). The Free Cash Flow metric was set at $125 million. The absolute performance criteria for Mr. Cole were pre-determined by our Compensation Committee at the time he entered into the June 2011 amendment, and were not subject to revision. The performance goals were set based on 2011 actual EBITDA and actual EPS and, with respect to target level performance criteria, were compounded 10% annually for each performance period, and with respect to threshold level performance criteria, were compounded 5% annually for each performance period. If the absolute EBITDA Growth or absolute EPS Growth metrics are not met, then the relative EBITDA Growth and EPS Growth of the Company are considered.

For the relative metrics required in the PSU agreements, the Compensation Committee reviews and sets the performance comparator group annually at the beginning of each year against which could affect whether the relative measures are met. The absolute and relative performance-criteria for the PSU awards for all of our other named executive officers are established in their respective employment agreements and are also not subject to revision.

As Mr. Blumberg is responsible for overseeing the merger and acquisition activities that influence our growth, a portion of his total compensation (in the form of PSUs) is performance-based and tied to our consummation of acquisitions that meet specified objective financial measures set forth in his employment agreement. We believe that such stock awards create an incentive to identify acquisitions that are expected to add value to the Company in the long-term.

Mr. Schaefer is charged with implementing the goals for the Company set by the Board of Directors and the Chief Executive Officer, and, therefore, an appropriate portion of his compensation is performance-based equity pursuant to his employment agreement. This also was true for Messrs. Lupinacci, Horowitz and Clamen.

As discussed above, in the section entitled “Updates Regarding Stockholder Outreach and the Company’s Approach to Address Stockholder Concerns,” the Compensation Committee is currently reviewing the possible types of performance metrics for 2016 with Cook & Co. and is considering changes as discussed.

Roles of Management and the Compensation Committee in Compensation Decisions

Compensation of our executive officers, including the named executive officers, has been determined by the Board of Directors pursuant to recommendations made by the former Chief Executive Officer and the Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and making recommendations as to the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans; evaluating our Chief Executive Officer’s performance in light of corporate objectives; and setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives. Because it is a unique role, the Compensation Committee determined Mr. Cuneo’s compensation as Interim Chief Executive Officer based on alternative criteria than that which may be utilized in determining a successor Chief Executive Officer’s compensation.

The Compensation Committee has given great consideration to the relative merits of cash and equity as a device for retaining and motivating the named executive officers. In determining the size and type of equity-based awards to each named executive officer, the Compensation Committee considers an individual’s performance, an individual’s pay relative to others, contractual commitments pursuant to employment or other agreements, the value of already-outstanding grants of equity and alignment of the executive’s interests with those of our stockholders.

Upon recommendations from our former Chief Executive Officer, the Compensation Committee approved equity-based awards to named executive officers (other than our former Chief Executive Officer). With respect to our former Chief Executive Officer, the Compensation Committee had discussions with him, and utilized J. F. Reda and Associates as its third party, independent compensation consultant to assist in determining an appropriate compensation package.

Elements of Compensation

To accomplish our compensation objectives, our compensation program for 2014 principally consisted of performance-based equity awards in the form of PSU awards, long-term equity awards in the form of RSU awards, annual performance-based cash bonuses, base salaries and discretionary cash and stock awards. These elements were designed to provide a competitive mix of compensation that balanced retention and rewards performance in a simple and straightforward manner. The compensation program was designed to ensure that the named executive officers’ compensation was tied to the Company’s long-term and short-term performance. The Company does provide certain limited perquisites to its named executive officers that are generally available to all named executive officers. The Company has no supplemental retirement plan.

Base salary. Base salary represents amounts paid during the fiscal year to named executive officers as direct, guaranteed compensation under their employment agreements for their services to us. Base salaries are used to compensate each named executive officer for day-to-day operations during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees. Moreover, base salary and increases to base salary are intended to recognize the overall experience, position within our company and expected contributions of each named executive officer to us. None of our employment agreements for current executive officers provide automatic salary increases.

Annual Cash bonuses. For 2014, cash bonuses were awarded by the Compensation Committee on a discretionary basis taking into account the Compensation Committee’s qualitative assessment of each executive’s performance during the period. Beginning in 2016, the Company will implement a performance-based cash bonus program. We award bonuses to promote the achievement of our short-term, targeted business objectives by providing competitive incentive reward opportunities to our executive officers who can significantly impact our performance towards those objectives. Further, a competitive bonus program enhances our ability to attract, develop and motivate individuals as members of a talented management team.

Equity-based compensation. There are three types of equity based grants made to the named executive officers—initial grants when a named executive officer is hired, performance-based grants and retention grants, which are typically made in connection with new employment agreements or renewals of expiring agreements. An initial grant when an executive officer is hired or otherwise becomes a named executive officer serves to help us to recruit new executives and to reward existing officers upon promotion to higher levels of management. Because these initial grants are structured as an incentive for employment, the amounts of these grants may vary from executive to executive depending on the particular circumstances of the named executive officer and are usually recommended by the Chief Executive Officer and approved by the Compensation Committee. Retention grants made in connection with renewals of employment agreements, are designed to compensate our named executive officers for their expected ongoing contributions to our long-term performance. Generally, restricted stock awards granted to named executive officers as either initial or annual performance grants vest in equal installments over the term of the agreement, or a period determined by the Compensation Committee, typically beginning on the first anniversary of the date of grant.

Perquisites and other personal benefits. During 2014, our named executive officers received a limited amount of perquisites and other personal benefits that we paid on their behalf. These consisted of payments of life insurance premiums and car allowances, totaling $127,128, in the aggregate for all of our named executive officers.

Post-termination compensation. We have entered into employment agreements with each of our named executive officers. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminated under certain circumstances, including, in the event of a “change in control”. As noted above, we amended our Plan to implement “double trigger” change in control provisions with respect to grants made after the date of such amendment. These provisions provide that, upon a change in control, as defined in the Plan, in the event that a successor company assumes or substitutes awards under the Plan, unvested equity awards do not accelerate unless, within 24 months following such change in control, the Plan participant is terminated without cause or leaves for good reason (if such term is defined in an employment agreement between the Company and the participant). However, if a successor company in the change in control does not assume or substitute awards under the Plan, then all outstanding awards would immediately vest. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” for a description of the severance and change in control benefits.

Our Named Executive Officers’ Compensation for 2014

Base Salaries

Historically, the base salaries of our named executive officers were determined based on the Compensation Committee’s assessment of competitive base salary levels and consistent with the relevant executive’s position, skill set, experience and length of service with the Company. Base salaries are set forth in the named executive officer’s employment agreement. Base salaries are reviewed periodically by the Compensation Committee in light of market practices and changes in responsibilities.

Other than Mr. Horowitz, none of our named executive officers received increases in base salary in 2014. Mr. Horowitz received an increase to his base salary related to his promotion to the new position of Chief Operating Officer in 2014. Our former agreement with Mr. Lupinacci provided for a one-time $50,000 salary increase following his first eight months of employment with us.

Annual Cash Bonus Compensation

Cash bonuses are made pursuant to our bonus plan and pursuant to each of our named executive officers’ employment agreements. No payment will be made under the bonus plan unless the Compensation Committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: EBITDA (as defined earlier); Free Cash Flow (as defined earlier); earnings per share; diluted earnings per share; revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; stockholder return; production or sales volumes; or certain other objective criteria.

With respect to 2014, Mr. Cole was the only named executive officer who was eligible to, and did, receive a bonus under the bonus plan. See “Narrative Disclosure to Summary Compensation Table and Plan-Based Award Table—Former Employees—Neil Cole” for a discussion of Mr. Cole’s payout levels for cash bonuses. Mr. Cole’s cash performance targets for 2014 were as follows: $1,125,000 (75% of base salary for achievement of 90% of the target level of EBITDA) was earned for our achievement of approximately $263.8 million of EBITDA. This EBITDA amount represents 98% of the targeted EBITDA, which was $270.0 million as established by the Board of Directors. The EBITDA target was established based on a percentage of the Company’s budget. Mr. Cole did not receive any discretionary cash bonuses in 2014.

In 2014, Messrs. Blumberg and Schaefer received discretionary cash bonuses of $350,000 and $200,000, respectively, in accordance with their employment agreements. These cash bonuses were recommended by our former Chief Executive Officer to the Compensation Committee and were discretionary, up to 100% of their respective salaries, which limitation is superseded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company. Mr. Horowitz received a cash bonus paid in 2014 related to 2013 performance metrics under his former employment agreement prior to the 2014 amendment thereof.

Equity-based Compensation

Equity-based compensation is typically awarded in the form of Performance Stock Units, referred to as PSUs, Restricted Stock Units, referred to as RSUs, and shares of restricted stock.

PSUs Outstanding as of December 31, 2014

As of December 31, 2014, three tranches of PSUs were outstanding: 2011 PSUs, 2013 PSUs and 2014 PSUs. Each tranche has absolute performance metrics for EBITDA Growth, EPS Growth and Free Cash Flow, in differing percentages as described below. In addition, with respect to EBITDA Growth and EPS Growth, vesting may occur based on the Company’s relative achievement of such growth as compared to the 2014 PSU Performance Comparator Group as described below.

Absolute Metrics—General

The metric requirements for each vesting period are set at the date of grant and each year a certain portion of PSUs are available to vest, based on the Company’s achievement of such metrics. The EBITDA and EPS requirements for each year are set based on compound annual growth from the year in which the PSUs were granted with a target rate of 10% compound annual growth and threshold rate of 5% compound annual growth. The Free Cash Flow metric is set at $125 million for each tranche of PSUs. During our stockholder outreach, we learned that some of our stockholders believed that the performance metrics of our PSUs were not difficult to achieve. We have noted below where certain performance metrics were not met and such corresponding PSUs did not vest. For all executives other than Mr. Blumberg, the PSUs vest 33 1/3% based on EBITDA Growth, 33 1/3% based on EPS Growth and 33 1/3% based on Free Cash Flow. With respect to unearned PSUs related to EBITDA Growth and EPS Growth, each are eligible for a “catch up”, as described below. For a discussion of Mr. Blumberg’s PSUs, which include a component for acquisitions, please see “Mr. Blumberg’s Performance Based Restricted Stock Awards” for a description of his PSU metrics.

Relative Metrics—General

If the Absolute EBITDA Growth or Absolute EPS Growth metrics are not fully met, additional vesting may be achieved if the Compensation Committee determines that the relative metrics would yield such vesting. The Relative EBITDA Growth and Relative EPS Growth performance metrics are determined by reference to what percentile the Actual EBITDA Growth and Actual EPS Growth achieved by the Company during the performance period places the Company within the 2014 Performance Comparator Group determined by the Compensation Committee prior to the beginning of the relevant performance period. The following vesting will occur based on relative metrics if higher than what would vest based on absolute metrics: If the Company places in the 50th percentile for a metric, 50% of the target PSUs eligible for vesting based on such metric will vest; if the Company places in the 90th percentile or higher for a metric, up to 100% of the PSUs eligible for vesting based on such metric will vest; and if the Company places below the 50th percentile for a metric, none of the PSUs eligible for vesting based on such metric will vest. However, if there is no positive EBITDA Growth or EPS Growth on an actual basis during the period, no more than 50% vesting for the relevant metric will occur.

The 2014 PSU Performance Comparator Group utilized for relative metric vesting is based on companies in GICS codes 25203010 (Apparel, Accessories and Luxury Goods) and 25203020 (Footwear) with comparable revenue and earnings levels (comprised of annual revenue between $100 million and $5 billion and EBITDA and EPS greater than zero in the most recent fiscal year).

For periods prior to 2015, the Compensation Committee had engaged James F. Reda Associates, an independent consultant, to regularly review the peer group, and recommend changes as necessary, to ensure there is a consistent calculation of measures of performance. Below is the relative 2014 PSU Performance Comparator Group that was used to determine Relative EBITDA Growth and Relative EPS Growth performance metrics under each tranche of our PSUs:

Carter’s Inc.	Gildan Activewear Inc.	Rocky Brands, Inc.
Cherokee Inc.	Hanesbrands Inc.	Skechers U.S.A., Inc.
Columbia Sportswear Company	Kate Spade & Co.	Superior Uniform Group Inc.
Crocs, Inc.	lululemon athletic inc.	Tumi Holdings Inc.
Deckers Outdoor Corporation	Madden Steven Ltd.	Under Armour Inc.
Delta Apparel, Inc.	Movado Group Inc.	Vera Bradley, Inc.
Fossil, Inc.	Oxford Industries, Inc.	VF Corp.
G-III Apparel Group Ltd.	PVH Corp.	Wolverine World Wide, Inc.

Excluded from this group for the computation of the relative performance calculations were certain companies that did not meet the criteria for each of the specific performance metrics or that no longer filed public information. The Relative Metric analysis is applicable to all tranches of PSUs.

The PSUs contain a catch-up feature for the EBITDA Growth and EPS Growth metrics. The catch-up feature provides that if, in any year, Absolute Growth within either the EBITDA Growth or EPS Growth metric does not result in vesting, because (i) the Absolute Growth required for maximum vesting was not achieved, or (ii) vesting was achieved based on Relative Growth, then, in later years, Absolute Growth will be measured cumulatively to include the Absolute Growth that did not result in vesting, in order to allow vesting of the earlier year’s unvested PSUs (i.e. those that did not vest based on Absolute Growth or Relative Growth) and then, if available, to those of the later year. If, in any year, Absolute Growth within a category exceeds the percentage required for maximum vesting in such category, the excess growth shall be carried back into earlier years (to allow vesting to the extent not previously achieved by virtue of Absolute Growth or Relative Growth) or forward into later years (so that cumulative Absolute Growth in the later year is measured from the point required to achieve maximum vesting in the earlier year).

Discussion of PSUs

2011 PSUs

Mr. Cole holds PSUs granted in 2011, as did Mr. Clamen, referred to as the 2011 PSUs. The pre-determined 2011 PSU performance goals are as follows: 33 1/3% of the 2011 PSUs vest on the achievement of a specified level of EBITDA Growth as set forth below; 33 1/3% of the 2011 PSUs vest on the achievement of a specified level of EPS Growth as set forth below; and 33 1/3% of the 2011 PSUs vest on the achievement of Free Cash Flow of $125 Million or more.

With respect to the 2011 PSUs, the EBITDA Growth and EPS Growth performance metrics are measured in two ways: Absolute Growth and Relative Growth. The annual performance goals required for the 2011 PSUs to vest for the year ended December 31, 2014 were as follows:

2011 PSU Absolute Metrics

Performance Metric	Requirement
Target Absolute EBITDA Growth	EBITDA of $305.5 million
Threshold Absolute EBITDA Growth	EBITDA of $265.7 million
Target Absolute EPS Growth	EPS of $1.98
Threshold Absolute EPS Growth	EPS of $1.72

In 2014, the achievement of these 2011 PSU metrics resulted in vesting as to 227,687 of Mr. Cole’s 2011 PSUs. Of these 227,687 2011 PSUs, 113,843 vested based on the achievement of the Target Absolute EPS Growth and 113,844 vested based on the achievement of Free Cash Flow in excess of $125 million. We note that in 2014, none of the 2011 PSUs vested with respect to either the absolute or relative EBITDA metrics. Mr. Clamen ceased to be an executive officer of the Company in March 2014 and did not vest any additional shares, including 2011 PSUs, after such date, and has forfeited his rights with respect to them.

2013 PSUs

We granted 2013 PSUs to Mr. Schaefer that vest as described in the section “Mr. Schaefer’s Performance Based Restricted Stock Award”. Mr. Blumberg received 2013 PSUs that vest as described in the section “Mr. Blumberg’s Performance Based Restricted Stock Awards”. Mr. Horowitz received 2013 PSUs that were available to vest as described in the section “Mr. Horowitz’s Performance Based Restricted Stock Awards”. As Mr. Horowitz ceased to be an executive officer of the Company in April 2015, he forfeited 17,400 unvested 2013 PSUs. None of Messrs. Cole, Clamen or Lupinacci received any grants of 2013 PSUs. The Absolute Growth metrics for the 2013 PSUs are $125 million Free Cash Flow, and, with respect to EBITDA and EPS, the Absolute Growth metrics for the year ended December 31, 2014 are set forth below.

2013 PSU Absolute Metrics

Performance Metric	Requirement
Target Absolute EBITDA Growth	EBITDA of $262.5 million
Threshold Absolute EBITDA Growth	EBITDA of $239.2 million
Target Absolute EPS Growth	EPS of $1.84
Threshold Absolute EPS Growth	EPS of $1.68

The relative metrics applicable to the 2013 PSUs were calculated in the manner described above under “Relative Metrics”. As the performance metrics for Absolute EBITDA Growth and Absolute EPS Growth were fully achieved, there was no calculation based on the relative metrics for 2014 with respect to the 2013 PSUs.

2014 PSUs

Mr. Horowitz received 2014 PSUs that were available to vest as described in the section “Mr. Horowitz’s Performance Based Restricted Stock Awards”. As Mr. Horowitz ceased to be an executive officer of the Company in April 2015, he forfeited 61,182 unvested 2014 PSUs. Mr. Lupinacci received 2014 PSUs that were available to vest as described in the section “Mr. Lupinacci’s Performance Based Restricted Stock Awards”. As Mr. Lupinacci ceased to be an executive officer of the Company in March 2015, he forfeited 39,407 unvested 2014 PSUs. Neither of Messrs. Cole, Clamen, Blumberg or Schaefer received any grants of 2014 PSUs. The Absolute Growth metrics for the 2014 PSUs are $125 million Free Cash Flow, and, with respect to EBITDA and EPS, the Absolute Growth metrics for the year ended December 31, 2014 are set forth below.

2014 PSU Absolute Metrics

Performance Metric	Requirement
Target Absolute EBITDA Growth	EBITDA of $289.2 million
Threshold Absolute EBITDA Growth	EBITDA of $276.1 million
Target Absolute EPS Growth	EPS of $2.32
Threshold Absolute EPS Growth	EPS of $2.21

The relative metrics applicable to the 2014 PSUs were calculated in the same manner described above under “Relative Metrics”. None of the 2014 PSUs vested with respect to either the Absolute or Relative EBITDA metrics.

Mr. Blumberg’s Performance Based Restricted Stock Awards

As Mr. Blumberg is our Executive Vice President, Head of Strategic Development, Mr. Blumberg’s PSUs have different performance metrics.

In February 2013, Mr. Blumberg’s contract was amended, herein referred to as the 2013 amendment. Under the 2013 amendment, Mr. Blumberg was awarded 200,000 2013 PSUs that are subject to performance vesting described above under 2013 PSUs. Of the 2013 PSUs, two thirds vest in three equal installments beginning on December 31, 2013 subject to the following performance criteria: 22.22% of the 2013 PSUs vest based on the achievement of EBITDA Growth; 22.22% of the 2013 PSUs vest based on the achievement of EPS Growth; and 22.22% of the 2013 PSUs vest based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are set forth above under “—2013 PSUs”. The remaining one third of the 2013 PSUs vest upon the closing of Acquisitions (for this purpose, the acquisition must have a value (as defined in the 2013 amendment) of $5 million) during the extension term, which is the period from February 2, 2013 through January 31, 2016, unless earlier terminated. During the extension term, approximately 5.56% of the 2013 PSUs could vest upon the closing of an Acquisition, in respect of up to two Acquisitions per year (resulting in aggregate vesting of 11.11% of the 2013 PSUs in such year), subject to the ability for a credit to be applied in future years for Acquisitions in excess of two completed in any year and the ability to make up a deficit of less than two Acquisitions in prior years. If the Company closes Acquisitions with an aggregate value of $200 million or more between February 1, 2013 and January 31, 2016 (the term of the 2013 amendment), all of the Acquisition-based 2013 PSUs will be deemed to be vested on January 31, 2016, subject to Mr. Blumberg’s continued employment. In 2014, Mr. Blumberg was eligible to vest up to 66,666 2013 PSUs and 29,625 of the 2013 PSUs vested based on achievement of the performance metrics listed above, other than the portion related to Acquisitions. Of these 29,625 2013 PSUs, 9,875 of them vested on the achievement of each of the Target Absolute EPS Growth and the Target Absolute EBITDA Growth set forth in the chart above and the Free Cash Flow performance metrics related to the 2013 PSUs. In 2014, Mr. Blumberg did not receive any PSUs based on Acquisitions. In 2014, 37,041 2013 PSUs did not vest.

Mr. Schaefer’s Performance Based Restricted Stock Award

Under the terms of his employment agreement, Mr. Schaefer was awarded 41,640 2013 PSUs that are subject to performance vesting as described above under 2013 PSUs. Mr. Schaefer’s 2013 PSUs vest as to 5,949 2013 PSUs on December 31, 2013 and as to 11,897 2013 PSUs on each of December 31, 2014, 2015 and 2016, subject to the following performance criteria: 33 1/3% of the 2013 PSUs vest based on the achievement of EBITDA Growth; 33 1/3% of the 2013 PSUs vest based on the achievement of EPS Growth; and 33 1/3% of the 2013 PSUs vest based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are set forth above under “2013 PSUs”. In 2014, up to 11,896 2013 PSUs were available to vest and 11,896 of such 2013 PSUs vested based on the achievement of the performance metrics set forth above. Of these 11,896 2013 PSUs, 3,965 of them vested on the achievement of each of the Absolute Target EPS Growth and the Absolute Target EBITDA Growth set forth in the chart above and the Free Cash Flow performance metrics related to the 2013 PSUs.

Mr. Horowitz’s Performance Based Restricted Stock Award

Under the terms of the 2014 amendment to his employment agreement, Mr. Horowitz was awarded 69,279 2014 PSUs that were subject to performance vesting as described above under “2014 PSUs”. The 2014 PSUs were available to vest in three annual installments of approximately 21%, 36% and 43% commencing December 31, 2014, subject to the following performance criteria: 33 1/3% of the 2014 PSUs based on the achievement of EBITDA Growth; 33 1/3% of the 2014 PSUs based on the achievement of EPS Growth; and 33 1/3% of the 2014 PSUs based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are described above under “2014 PSUs”. In 2014, 14,549 2014 PSUs were available to vest and 8,097 of such 2014 PSUs vested based on achievement of the goals set forth above. Of the 8,097 2014 PSUs, 3,148 vested on achievement of EPS Growth and 4,949 vested on achievement of the Free Cash Flow performance metric. As no 2014 PSUs vested with respect to the absolute or relative EBITDA Growth performance metric, 6,452 of Mr. Horowitz’s 2014 PSUs did not vest and only 3,148 of Mr. Horowitz’s 2014 PSUs (out of a possible 4,949 2014 PSUs) vested based on EPS Growth. With respect to 2014, 8,400 of Mr. Horowitz’s 2013 PSUs vested pursuant to an award made under the terms of his employment agreement dated as of April 2, 2012 and his participation in our PSU program prior to his becoming an executive officer. Mr. Horowitz’s 2013 PSUs vested in four installments of 14%, 28%, 28% and 30% commencing December 31, 2013. As noted above, Mr. Horowitz ceased to be an executive officer of the Company in April 2015 and forfeited his remaining 61,182 unvested 2014 PSUs and 17,400 unvested 2013 PSUs.

Mr. Lupinacci’s Performance Based Restricted Stock Award

Under the terms of his employment agreement, Mr. Lupinacci was awarded 47,322 2014 PSUs that were subject to performance vesting as described above under 2014 PSUs. Of the 2014 PSUs, they were available to vest in three annual installments of 30%, 35% and 35%, commencing on December 31, 2014, subject to the following performance criteria: 33 1/3% of the 2014 PSUs based on the achievement of EBITDA Growth; 33 1/3% of the 2014 PSUs based on the achievement of EPS Growth; and 33 1/3% of the 2014 PSUs based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are set forth above. In 2014, 14,512 2014 PSUs were available to vest and 7,915 of such 2014 PSUs vested on achievement of the goals set forth above. Of the 7,915 2014 PSUs, 3,077 vested on achievement of EPS Growth and 4,837 vested on achievement of the Free Cash Flow performance metric. As no 2014 PSUs vested with respect to the absolute or relative EBITDA Growth performance metric, 6,597 of Mr. Lupinacci’s 2014 PSUs did not vest and only 3,077 of Mr. Lupinacci’s 2014 PSUs (out of a possible 4,837 2014 PSUs) vested based on EPS Growth. As noted above, Mr. Lupinacci ceased to be an executive officer of the Company in March 2015 and forfeited his remaining 32,810 unvested 2014 PSUs.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines which are considered best practices and require our executives and directors to own shares of the Company’s stock. Stock ownership guidelines have been set at the following levels:

Chief Executive Officer:	6X annual base salary
Other Named Executive Officers:	3X annual base salary
Directors:	5X annual cash retainer

Unvested and unearned restricted stock, RSUs, PSUs and unexercised stock options do not count towards stock ownership targets. Pledged shares do not count towards stock ownership guidelines.

There is no required timeframe in which these executives and directors must attain the stock ownership targets. However, until the stock ownership target is achieved, a stock retention ratio applies as follows:

Chief Executive Officer:	100% of net profit shares
Other Named Executive Officers:	50% of net profit shares
Directors:	100% of net profit shares

For this purpose, net profit shares means shares received on vesting or earn out of restricted stock, RSUs and PSUs, net of shares used to pay withholding taxes and shares received on the exercise of stock options, net of shares tendered or withheld for payment of exercise price and withholding taxes.

Corporate Governance Changes

As described above, the Company has adopted anti-hedging and anti-pledging policies, as well as stock ownership guidelines in response to stockholder concerns related to our corporate governance. Additionally, we have eliminated discretionary cash bonuses for named executive officers and approved double trigger provisions for any equity grants following the date of adoption of the double-trigger provisions. We are also seeking approval of our 2015 Executive Incentive Plan, which, if adopted by stockholders, will permit the Company to implement a performance-based cash bonus plan that will permit for deductibility under section 162(m) of the Internal Revenue Code.

In 2014, as part of its ongoing effort to identify and recruit qualified candidates that provide diverse perspectives, strength of character, business expertise and relevant professional experience to our Board of Directors, our Governance/Nominating Committee identified and recruited Ms. Sue Gove as a director candidate and nominated her as a director candidate to our Board of Directors. The Board of Directors approved Ms. Gove’s nomination and she joined the Board of Directors on October 30, 2014, as previously announced in a Form 8-K filed with the SEC on November 4, 2014.

As discussed above under “Corporate Governance—Board Structure Changes” and as previously announced in a Form 8-K filed with the SEC on August 11, 2015, Neil Cole resigned from his positions as our Chief Executive

Officer and President and Chairman of our Board of Directors on August 6, 2015. Mr. Cole also resigned from our Board. On August 6, 2015, the Board appointed Mr. Cuneo, a current director, as Interim Chief Executive Officer and Chairman of the Board of Directors. In connection with his appointment to the Interim Chief Executive Officer position, Mr. Cuneo resigned from his position as Audit Committee Chairperson and as a member of the Compensation Committee and Ms. Gove was appointed to these roles.

Also as discussed above under “Corporate Governance—Board Structure Changes” and as previously announced in a Form 8-K filed with the SEC on August 11, 2015, on August 6, 2015, the Board appointed Mr. Drew Cohen, a current director, to the newly-created position of Lead Director, to serve for as long as Mr. Cuneo serves as Interim Chief Executive Officer. The Lead Director’s primary responsibility is to act as the chief of all directors and manage all Board functions until such time as a successor Chief Executive Officer is retained and Mr. Cuneo is no longer the Interim Chief Executive Officer. Mr. Cohen will continue to serve as the Chairperson of our Governance/Nominating Committee during his tenure as Lead Director.

Once the search has been completed for a successor Chief Executive Officer and that role is filled, the Board believes that having separate Chairman and Chief Executive Officer roles will provide an enhanced governance framework for our Company going forward. In the interim, the Board has instituted the Lead Director position in order to support this enhanced governance framework and ensure that an independent Board is in place to provide oversight to the management team. The Board believes that the role of Lead Director will no longer be necessary when there is a separate Chief Executive Officer and Chairman of the Board. We expect that this new leadership structure will promote the long term success of our Company, both for our employees and for our stockholders.

Tax Deductibility and Accounting Ramifications

The Compensation Committee generally takes into account the various tax and accounting ramifications of compensation awarded to our executives. When determining amounts of equity-based grants to executives, the Compensation Committee also considers the accounting expense associated with the grants.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some compensation might not, on some occasions, be deductible by the Company under Section 162(m) of the Internal Revenue Code.

Assessment of Compensation-Related Risks

The Compensation Committee is responsible for assessing the risks associated with the Company’s compensation practices, policies and programs. This assessment is performed to determine if such risks arising from such practices are appropriate or if they are reasonably likely to have a material adverse effect on the Company. The Compensation Committee performed this assessment and believes that, for 2014, the compensation policies did not incentivize our employees to take unnecessary risks.

Summary

We believe that the recent changes to our governance structure, including implementation of separate Chairman and Chief Executive Officer roles and addition of a Lead Director position until such time as our Mr. Cuneo is no longer serving as our Interim Chief Executive Officer, as well as changes to our compensation practices address concerns raised by stockholders in our stockholder outreach. These changes include amending our Amended and Restated 2009 Equity Incentive Plan to implement “double trigger” provisions to equity awards made following the date of such amendment, approving the proposal to adopt a performance-based cash incentive plan, adopting an anti-pledging policy and adopting stock ownership guidelines. In addition, our Compensation Committee will be working closely with its newly-engaged independent compensation consultant, Cook & Co., on a comprehensive review of our compensation programs and our plans to identify and implement specific changes to our compensation practices and philosophy. We are conducting this review to ensure that our compensation program is competitively designed and optimizes talent recruitment and retention, which are critical to our business and incentivize our executives to achieve key operational and strategic priorities that support our short- and long-term strategic objectives and create long term stockholder value. Additionally, we must ensure that our compensation program is flexible so that we can be responsive to feedback from our investors.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for 2014 appearing in this Proxy Statement. Based on such reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

Mark Friedman, Chairperson

Barry Emanuel

Sue Gove

Compensation Committee Interlocks and Insider Participation

None of the directors on our Compensation Committee currently is or was formerly an officer or employee of the Company or had any relationship or related party transaction requiring disclosure under the rules of the Securities and Exchange Commission. During 2014, none of our executive officers served on the board of directors or the compensation (or equivalent) committee of any other entity that has officers that serve on our Board of Directors or on our Compensation Committee. In addition, none of the members of our Compensation Committee were formerly, or during 2014, employed by us in the capacity as an officer or otherwise.

As previously disclosed, Mr. Cuneo, who was a member of our Compensation Committee in 2014, now serves as the Company’s Interim Chief Executive Officer and Chairman of the Board of Directors. In connection with his appointment to the Interim Chief Executive Officer position, Mr. Cuneo resigned from his position as a member of the Compensation Committee.

The members of our Compensation Committee currently are Messrs. Friedman and Emanuel and Ms. Gove, each of whom is an independent director as such within the meaning of director independence standards applicable to members of such committees pursuant to the applicable NASDAQ and SEC rules. Mr. Friedman currently serves as its chairperson.

SUMMARY COMPENSATION TABLE

The following table includes information for 2014, 2013 and 2012 with respect to our named executive officers.

Name and Principal Position	Year	Salary ($) (a)		Bonus ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (f)		All Other Compensation ($) (g)			Total ($) (h)
Neil Cole(1) President and Chief Executive Officer	2014 2013 2012	$ $ $	1,500,000 1,500,000 1,500,000	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	1,125,000 2,175,000 1,625,000	$ $ $	— — —	$ $ $	53,628 59,354 54,358	(2) (2) (2)	$ $ $	2,678,628 3,734,354 3,179,358
Warren Clamen(4) Former Executive Vice President and Chief Financial Officer	2014 2013 2012	$ $ $	161,292 475,000 450,000	$ $ $	— 175,000 200,000	$ $ $	— 1,097,005 254,829	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	6,000 18,000 18,000	(3) (3) (3)	$ $ $	167,292 1,765,005 922,829
Jeff Lupinacci(5) Former Executive Vice President and Chief Financial Officer	2014 2013 2012	$ $ $	404,167 — —	$ $ $	— — —	$ $ $	2,338,772 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	13,500 — —	(3)	$ $ $	2,756,439 — —
David Blumberg Executive Vice President, Head of Strategic Development(6)	2014 2013 2012	$ $ $	550,000 550,000 400,000	$ $ $	350,000 — —	$ $ $	247,876 6,050,000 201,600	$ $ $	— — —	$ $ $	— 500,000 500,000	$ $ $	— — —	$ $ $	18,000 18,000 18,000	(3) (3) (3)	$ $ $	1,165,876 7,118,000 1,119,600
Seth Horowitz(7) Former Chief Operating Officer	2014 2013 2012	$ $ $	609,091 — —	$ $ $	— — —	$ $	3,583,447 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	18,000 — —	(3)	$ $ $	4,210,538 — —
Jason Schaefer(8) Executive Vice President and General Counsel	2014 2013 2012	$ $ $	400,000 131,667 —	$ $ $	200,000 — —	$ $ $	— 1,426,586 —	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	18,000 6,000 —	(3) (3)	$ $ $	618,000 1,564,253 —

(a)	Salary includes, as applicable, base salary and pro-rated salaries for changes made to base salary during the year, as defined in the employment agreements.
(b)	Bonuses are fixed incentive and/or percentage incentive, as provided for in the applicable employment agreements or discretionary, as determined by the Compensation Committee upon the recommendation of the Chief Executive Officer. In 2014, Messrs. Blumberg and Schaefer each received $350,000 and $200,000 respectively, as discretionary awards under their respective employment agreements.
(c)	The amounts shown in this column represent the aggregate grant date fair value of shares of restricted stock granted in 2014, 2013 and 2012, including PSUs and RSUs. See Note 6 to Notes to the Consolidated Financial Statements included in our respective Annual Reports on Form 10-K for the relevant years for a discussion for the relevant assumptions used in calculating grant date fair value.
(d)	Option awards include, as applicable, Iconix options and equity-based compensation instruments that have option-like features, and amounts represent grant date fair value.
(e)

Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. For 2014, Mr. Cole received a cash performance-based bonus of $1,125,000, pursuant to his employment agreement and the 2008 Executive Incentive Bonus Plan. The performance target for 2014 was as follows: $1,125,000 was earned for our achievement of approximately $263.8 million of EBITDA, which represents 98% of the targeted EBITDA previously established by the Board of Directors. For 2013, Mr. Cole received a cash performance-based bonus of $2,175,000 pursuant to his employment agreement and the 2008 Executive Incentive Bonus Plan. The performance target for 2013 was as follows: $2,175,000 was earned for our achievement of approximately $261.8 million of EBITDA, which represented 110% of the targeted EBITDA previously established by the Board of Directors. For 2012, Mr. Cole received cash performance-based bonuses of $1,125,000 and $500,000 for a total of $1,625,000, pursuant to his employment agreement and the 2008 Executive Incentive Bonus Plan. The performance targets for 2012 were as follows: $1,125,000 was earned for our achievement of approximately $217.0 million of EBITDA, which represents 75% of the targeted EBITDA established by the Board of Directors, and $500,000 based on the Company’s EBITDA margin of 61%, which puts the Company in the top 100th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2012. In accordance with SEC rules, the 2014, 2013 and 2012 performance-based cash bonuses paid to Mr. Cole have been reflected in this table under the Non-Equity Incentive Plan Compensation column. Mr. Blumberg received cash payments of $500,000 in each of 2013 and 2012 for our consummation of the following: two acquisitions in 2013, each of which had a “value” (as defined in his employment agreement) of less than $30 million, and one acquisition in 2012 which had a “value” of greater than $30 million. Mr. Blumberg received no cash payments for consummation of acquisitions in 2014.

(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the named executive officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There were no defined benefit plans, actuarial plans, or non-qualified deferred compensation for 2014, 2013 or 2012.

(g)	All other compensation includes, as applicable, car allowances and life insurance premiums (see the list of perquisites in footnotes (2) and (3) below).
(h)	Total compensation represents all compensation from us earned by the named executive officer for the year.
(1)	Mr. Cole ceased to be an executive officer of the Company in August 2015. Mr. Cole served as our Chairman and Chief Executive Officer from February 1993 to August 2015.
(2)	Represents premiums paid by us on a life insurance policy for the benefit of the beneficiaries of Mr. Cole, as well as a car allowance.
(3)	Represents amounts paid by the Company for executives’ car allowances.
(4)	Mr. Clamen ceased to be an executive officer of the Company in March 2014. Mr. Clamen served as our Chief Financial Officer from March 2005 to March 2014.
(5)	Mr. Lupinacci ceased to be an executive officer of the Company in March 2015. Mr. Lupinacci served as our Chief Financial Officer from April 2014 to March 2015.
(6)	Mr. Blumberg also served as our Interim Chief Financial Officer from March 2015 to July 2015.
(7)	Mr. Horowitz became our Chief Operating Officer in March 2014, and was included as a named executive officer for the first time in the Summary Compensation Table with respect to the year ended December 31, 2014. Previously, Mr. Horowitz served as the President of our Men’s Division from April 2012 and, therefore, we did not include information about his compensation prior to 2014. Mr. Horowitz ceased to be an executive officer of the Company in April 2015.
(8)	Mr. Schaefer joined the Company in September 2013.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to grants of plan-based awards during the year ended December 31, 2014 for our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Cole(1)	—	—	—	—	—	—	—	—	—	—	—	—
Warren Clamen(2)	—	—	—	—	—	—	—	—	—	—	—	—
Jeff Lupinacci(3)	4/7/14	—	—	—	—	—	—	13,881	—	—	$37.80	$550,000
	4/7/14	—	—	—	—	—	47,322	—	—	—	$37.80	$1,788,772
David Blumberg	5/14/14	—	—	—	—	—	—	5,940	—	—	$41.73	$247,876
Seth Horowitz(4)	4/2/14	—	—	—	—	—	—	19,794	—	—	$40.23	$796,313
	4/2/14	—	—	—	—	—	69,279	—	—	—	$40.23	$2,787,134
Jason Schaefer(5)	—	—	—	—	—	—	—	—	—	—	—	—

(1)	See the Narrative Disclosure to the Summary Compensation Table and Plan-Based Awards Table for a discussion of Mr. Cole’s cash bonuses. Mr. Cole received no grants of plan-based awards in 2014. Mr. Cole ceased to be an executive officer of the Company in August 2015.
(2)	Mr. Clamen ceased to be an executive officer of the Company in March 2014.
(3)	Mr. Lupinacci ceased to be an executive officer of the Company in March 2015. A portion of these awards were forfeited as described in “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards.”
(4)	Mr. Horowitz ceased to be an executive officer of the Company in April 2015. A portion of these awards were forfeited as described in “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards.”
(5)	Mr. Schaefer received no grants of plan-based awards in 2014.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND PLAN-BASED AWARDS TABLE

Employment Agreements

The Compensation Committee determines the compensation, including related terms of employment agreements with us for those who have them, for each of the named executive officers. The summaries below relate to employment agreements of our named executive officers. For a discussion of performance metrics, please see the discussion under “Compensation Discussion and Analysis.”

Current Employees

F. Peter Cuneo

On September 9, 2015, we entered into an employment agreement, effective August 6, 2015, with F. Peter Cuneo in connection with our employment of Mr. Cuneo as Interim Chief Executive Officer.

Pursuant to the employment agreement, Mr. Cuneo receives a monthly salary of $275,000 for the period beginning on August 6, 2015 and ending six months thereafter, referred to as the initial term. In the event that we hire a successor Chief Executive Officer prior to the expiration of the initial term, Mr. Cuneo will continue to receive a monthly salary of $275,000 for the remainder of the initial term. If, prior to the expiration of the initial term, Mr. Cuneo resigns as Interim Chief Executive Officer without “good reason,” as defined in the employment agreement with Mr. Cuneo, no further salary shall be payable following such resignation. Mr. Cuneo is not eligible for a bonus in connection with the initial term. The initial term shall be automatically renewed for an additional six-month period, referred to as the second term, in the event a successor Chief Executive Officer has not been appointed prior to the expiration of the initial term. During the second term, Mr. Cuneo’s monthly salary shall be reduced to $137,500 for any months served by him. Mr. Cuneo received an award of 60,000 fully vested shares of the Company’s common stock on August 6, 2015, priced at $19.60 per share (the closing price of the common stock on such date). Mr. Cuneo will receive a grant of an additional 60,000 fully vested shares on the first day of the second term, if applicable, and such shares shall be priced based on the closing price of the Company’s stock on the effective date of the second term, if applicable. Mr. Cuneo will be eligible for a discretionary cash bonus equal to up to 100% of his six-month salary in respect of the second term.

Mr. Cuneo received an award of 60,000 fully vested shares of the Company’s common stock on August 6, 2015, priced at $19.60 per share, the closing price of the common stock on such date. Mr. Cuneo will receive a grant of an additional 60,000 fully vested shares on the first day of the second term, if applicable, and such shares shall be priced based on the closing price of the Company’s stock on the effective date of the second term, if applicable.

If Mr. Cuneo’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he would receive his earned and unpaid base salary through the date of termination. If his employment is terminated during the initial term by us without cause or by him for good reason, he would receive, in addition to the foregoing, an amount equal to his base salary for the balance of the initial term.

The Cuneo employment agreement also contains confidentiality provisions.

David Jones

On June 10, 2015, we entered into an employment agreement with Mr. David Jones that provides for the employment of Mr. Jones as our Executive Vice President and Chief Financial Officer for a term commencing July 6, 2015 (the “Commencement Date”) and continuing until December 31, 2017.

Pursuant to the employment agreement, Mr. Jones is entitled to an annual base salary of not less than $575,000.

Under the employment agreement, Mr. Jones is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives, provided that Mr. Jones will receive a minimum annual bonus of $125,000 for the period from the Commencement Date through December 31, 2015 and $250,000 for each of the 2016 and 2017 calendar years. Under the employment agreement, Mr. Jones also received a one-time transition payment of $100,000 (the “Transition Payment”).

Mr. Jones is also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

Pursuant to the employment agreement, Mr. Jones was granted an award of 34,217 RSUs which are scheduled to vest in three annual installments on December 31, 2015, 2016 and 2017 of 6,842, 13,687 and 13,687 RSUs, respectively, subject to Mr. Jones’ continuous employment with us through each applicable vesting date as well as other terms and conditions of the respective award agreement.

In addition, pursuant to the employment agreement, Mr. Jones was granted an award of 34,217 PSUs which are scheduled to vest in three annual installments on December 31, 2015, 2016 and 2017 of 6,842, 13,687 and 13,687 PSUs, respectively, subject to the achievement of EBITDA, diluted earnings per share and Free Cash Flow performance metrics for those years.

If Mr. Jones’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he would receive his earned and unpaid base salary through the date of termination. If his employment is terminated by us without cause or by him for good reason, he would receive, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term of the agreement, any unpaid portion of the Transition Payment, any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus), plus, if any such resignation or termination occurs following our first fiscal quarter of any year, a pro rata portion of his annual bonus for such year. If his employment is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the employment agreement), he would also receive an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after July 6, 2015 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any bonus payments paid to him.

The RSUs and PSUs granted to Mr. Jones are subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Jones’s unvested RSUs and PSUs shall vest. Upon termination for death or disability, all of Mr. Jones’s unvested RSUs and PSUs shall vest. Upon termination by us for cause or by Mr. Jones without good reason, his unvested RSUs and PSUs shall be forfeited. Upon termination by us without cause or by Mr. Jones with good reason, all of Mr. Jones’s unvested RSUs shall vest and that portion of his PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination shall vest.

The Jones employment agreement also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

David Blumberg

On February 26, 2009, we entered into an employment agreement with Mr. David Blumberg, effective as of January 1, 2009 (referred to as the 2009 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development for a three-year term. From November 2006 until the commencement of his employment with us in 2009, Mr. Blumberg provided consulting services to us. From March 2015 to July 2015, Mr. Blumberg served as our Interim Chief Financial Officer. Mr. Blumberg’s employment agreement did not change as a result of his service in this role. In August 2015, the Company awarded Mr. Blumberg a cash bonus of $300,000, $175,000 of which discretionary and $125,000 of which was for his service as Interim Chief Financial Officer from March 2015 through July 2015.

Pursuant to the 2009 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000. In addition, Mr. Blumberg was entitled to payments after the closing by us or our subsidiaries of an “acquisition” (as defined in the 2009 employment agreement) in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the term of the 2009 employment agreement and, under certain circumstances, for a 90 day period after termination of the 2009 employment agreement. Subject to an annual acquisition payment cap of 2.5 times his then current base salary, Mr. Blumberg was to receive $500,000 for acquisitions that had a “value” (as defined in the 2009 employment agreement), of $30 million or more and $250,000 for acquisitions with a lesser “value”. Under Mr. Blumberg’s 2009 employment agreement, the value of an acquisition generally meant the projected gross revenue stream to be derived by us from such acquisition during the first complete year following the closing of the acquisition.

In addition, under the 2009 employment agreement Mr. Blumberg was also entitled to receive an award of up to 107,476 shares of our common stock, referred to as the award shares. For each acquisition that closed during a calendar year, one sixth of the shares would vest at the end of such calendar year subject to an annual vesting cap specified in the 2009 employment agreement. On December 31, 2011 and 2010, a total of 35,826 and 17,913, respectively, of the award shares were granted to Mr. Blumberg and vested pursuant to the 2009 employment agreement. Mr. Blumberg is also entitled to various benefits, including benefits available to our other senior employees including an automobile allowance and certain life insurance and medical and dental benefits.

If Mr. Blumberg’s 2009 employment were terminated by us for “cause” or by him without “good reason” (each as defined in the 2009 employment agreement), he would have received his earned and unpaid base salary through the date of termination and shares of common stock in respect of any already vested stock awards, including award shares, or, if the award shares had not been granted, the vested portion of the alternate payment described below. In addition, subject to the acquisition cap, Mr. Blumberg would have received the acquisition payment for any acquisition that closed within 90 days of his termination. If his employment were terminated by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining 2009 agreement term plus any earned but unpaid annual bonus for a prior year or other completed period (the prior year bonus) and any unvested portion of his stock award would have vested. In addition, subject to the acquisition cap, he would have received the acquisition payment for any acquisition that closed within 90 days of such termination. If his employment was terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the 2009 employment agreement), in addition to the foregoing payments he would have received had he been terminated without a change of control, he would also have received an amount equal to equal to $100 less than three (3) times the greater of (i) $400,000 or (ii) the average of the annual cash compensation received by him on or after January 1, 2009 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any acquisition payments and acquisition bonus payments paid to him. If Mr. Blumberg’s employment had terminated as a result of his disability or death, he or his estate would have been entitled to any earned and unpaid base salary, any prior year bonus, any unvested portion of his stock award (which would have vested) and, subject to the acquisition cap, the acquisition payment for any acquisition that closed within 90 days of the date of death or disability.

On March 5, 2012, we entered into a new employment agreement with Mr. David Blumberg, effective as of January 1, 2012 (referred to as the 2012 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development. The 2012 employment agreement replaced the 2009 employment agreement and provided for the continued employment of Mr. Blumberg until January 31, 2013.

Under the 2012 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000 and he was eligible to receive cash bonuses based on the achievement of certain designated performance goals related to Acquisitions. In addition, Mr. Blumberg was granted an award of 37,800 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions (as defined in the 2012 employment agreement) during the term of the 2012 employment agreement. The 2012 employment agreement provided for no other share-based awards. The other terms and conditions of the 2012 employment agreement are materially consistent with the 2009 employment agreement. For a discussion of performance goals and what Mr. Blumberg received for 2012, see “Compensation Discussion and Analysis—Mr. Blumberg’s Performance Based Restricted Stock Awards and—Cash Bonus Compensation.”

In February 2013, we entered into an amendment to the 2012 employment agreement, effective as of February 1, 2013 (referred to as the 2013 amendment), that provides for the employment of Mr. Blumberg as our Head of Strategic Development through January 31, 2016. Pursuant to the 2013 amendment, Mr. Blumberg is entitled to an annual base salary that is not less than $550,000. In addition, Mr. Blumberg was granted an award of 50,000 time-vested restricted stock units which vest in three equal annual installments on December 31, 2013, 2014 and 2015, subject to Mr. Blumberg’s continued employment on the applicable vesting date. Mr. Blumberg also received 200,000 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions during the term of the 2013 amendment and the attainment of specified levels of EBITDA, adjusted earnings per share (diluted) and Free Cash Flow. For a description of these performance goals, see “Compensation Discussion and Analysis—Mr. Blumberg’s Performance Based Restricted Stock Awards” and—“Cash Bonus Compensation.” Both the RSUs and PSUs granted to Mr. Blumberg are subject to forfeiture upon the termination of the executive’s employment under certain circumstances. Upon a change in control, all of Mr. Blumberg’s unvested PSUs and RSUs shall vest. Upon termination for death or disability, all of Mr. Blumberg’s unvested PSUs and RSUs shall vest. Upon termination by the Company for cause or the executive without good reason, Mr. Blumberg’s unvested RSUs and PSUs shall be forfeited. Upon termination by the Company without cause or by the executive with good reason, that portion of Mr. Blumberg’s PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination, and all of Mr. Blumberg’s unvested RSUs, shall vest. Following July 2013, Mr. Blumberg is no longer entitled to cash payments for Acquisitions. All Acquisitions are approved by our Board of Directors. We believe this mitigates any risk related to Mr. Blumberg’s compensation upon completion of acquisitions.

The 2013 amendment also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

Jason Schaefer

On August 19, 2013, we entered into an employment agreement with Mr. Jason Schaefer that provides for the employment of Mr. Schaefer as our Executive Vice President and General Counsel for a term commencing September 9, 2013 (the “Commencement Date”) and continuing until December 31, 2016.

Pursuant to the employment agreement, Mr. Schaefer is entitled to an annual base salary of not less than $400,000.

Under the employment agreement, Mr. Schaefer is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary (such amount was prorated for the period from the Commencement Date through December 31, 2013) or such maximum amount available under any executive bonus program generally applicable to our senior executives. Mr. Schaefer did not receive a discretionary bonus in 2013; Mr. Schaefer did receive a discretionary bonus in 2014.

Mr. Schaefer is also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

In addition, pursuant to the employment agreement, Mr. Schaefer was granted an award of 41,640 PSUs of which 11,896 shares underlying such PSUs vested as of December 31, 2014 as follows: 3,965 shares vested based on achievement of EBITDA of $263.8 million, 1,983 shares vested based on achievement of $2.24 diluted earnings per share, and 1,983 vested based on achievement of $125 million of Free Cash Flow. Additionally, 11,897 PSUs may vest on each of December 31, 2015 and 2016, respectively, subject to the achievement of EBITDA, diluted earnings per share and Free Cash Flow performance metrics for those years.

If Mr. Schaefer’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the original employment agreement), he would receive his earned and unpaid base salary through the date of termination. If his employment is terminated by us without cause or by him for good reason, he would receive, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term of the agreement plus any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus). If his employment is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the employment agreement), he would also receive an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after September 9, 2013 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any bonus payments paid to him.

The PSUs granted to Mr. Schaefer are subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Schaefer’s unvested PSUs shall vest. Upon termination for death or disability, all of Mr. Schaefer’s unvested PSUs shall vest. Upon termination by us for cause or by Mr. Schaefer without good reason, his unvested PSUs shall be forfeited. Upon termination by us without cause or by Mr. Schaefer with good reason, that portion of his PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination shall vest.

The Schaefer employment agreement also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

Former Employees

Neil Cole

On January 28, 2008, we entered into an employment agreement, effective as of January 1, 2008, as amended on May 21, 2008, December 24, 2008 (referred to as the original employment agreement) and June 17, 2011 (referred to as the June 2011 amendment), with Neil Cole, Chairman of the Board, President and Chief Executive Officer. This employment agreement, as amended through June 17, 2011, is referred to as the “employment agreement”. Pursuant to the June 2011 amendment, the current term of the employment agreement commenced on June 17, 2011, and continued until December 31, 2015, unless further extended or earlier terminated as provided for in the employment agreement. Mr. Cole ceased to be to be an executive officer of the Company in August 2015.

Consistent with our philosophy on executive compensation, Mr. Cole’s employment agreement provided that a substantial portion of his compensation was in the form of long-term equity incentives, including performance stock incentives that vested upon the achievement of specific metrics defined in the agreement, particularly, growth in EBITDA, market capitalization and stock price as measured by targets established and certified by the Compensation Committee.

In connection with negotiating the employment agreement (including certain amendments thereto) with Mr. Cole, the Compensation Committee retained J. F. Reda and Associates as its third party, independent compensation consultant. In connection with the June 2011 amendment, in order to assist the Compensation Committee, J. F. Reda and Associates performed market research as to CEO compensation levels in similarly capitalized companies in the industry, as well as companies that had achieved similar growth. As various aspects of our business, operations and management are unique, the Compensation Committee utilized the J. F. Reda and Associates research as one resource, rather than a stand-alone tool, in assessing the appropriate level of compensation and other terms under Mr. Cole’s employment agreement, including the June 2011 amendment.

RSUs and PSUs

Under the June 2011 amendment, Mr. Cole was entitled to an annual base salary of $1,500,000 for the year ended December 31, 2013. Mr. Cole was entitled to such increases (but not decreases) as determined by the Board of Directors from time to time, and there was no increase for 2013 or 2014. In connection with the June 2011 amendment, Mr. Cole received an extension signing bonus of $3,000,000.

Pursuant to the terms of the original employment agreement, Mr. Cole was granted 1,181,684 time-based restricted common stock units, or 2008 RSUs, and 787,789 performance-based restricted common stock units, or 2008 PSUs, under our 2006 Equity Incentive Plan and 2009 Equity Incentive Plan. The 2008 RSUs were available to vest in five substantially equal annual installments, commencing December 31, 2008. The 2008 PSUs were subject to vesting in four equal annual installments based on our achievement of the following pre-determined performance goals: 50% were tied to the achievement of EBITDA Growth, 25% were tied to the achievement of market cap growth, and 25% were tied to the achievement of stock price growth. Both grants were subject to forfeiture or acceleration upon the termination of Mr. Cole’s employment under certain circumstances. In addition, Mr. Cole’s ability to sell or otherwise transfer the common stock underlying the 2008

RSUs and the 2008 PSUs while he was employed by us was subject to certain stock ownership requirements. Mr. Cole was the only executive with PSUs that were granted in 2008, referred to as the 2008 PSUs. The last performance year for the 2008 PSUs was December 31, 2012. Of the 2008 PSUs, 60% of them were forfeited by Mr. Cole for the Company’s failure to meet the performance criteria, illustrating the difficulty of achieving these metrics. The 2008 RSUs have vested, subject to the limitations described below, and the 2008 PSUs have no further performance periods.

Pursuant to the June 2011 amendment, Mr. Cole was granted 204,918 time-based 2011 RSUs and 1,219,945 2011 PSUs. The 2011 RSUs were subject to vesting in three substantially equal annual installments, subject to Mr. Cole’s continuous employment with us on the applicable vesting date, the first of which vested on December 31, 2013. The 2011 PSUs vested based on our achievement of certain pre-determined performance goals during the four fiscal years beginning with the fiscal year ended December 31, 2012. These goals were based on EBITDA (33 1/3% of PSUs), diluted earnings per share excluding extraordinary items (33 1/3% of PSUs) and Free Cash Flow (33 1/3% of PSUs). For a discussion of performance metrics and achievement of such metrics for 2014, see “Compensation Discussion and Analysis—Equity-Based Compensation—PSUs.”

Both the 2011 RSUs and 2011 PSUs were subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. Both the 2011 RSUs and the 2011 PSUs were subject to the terms and conditions of the 2009 Equity Plan and the respective award agreements.

On December 24, 2008, we entered into an agreement with Mr. Cole which amended his original employment agreement and the related 2008 RSU agreement to provide, among other things for the deferral of the issuance to Mr. Cole of the 1,181,684 shares of our common stock which he was entitled to receive under the 2008 RSUs granted to him under the original employment agreement until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the 2008 RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our 2008 Executive Incentive Bonus Plan. This bonus feature terminated with the year ended December 31, 2012. As discussed in the description of Mr. Cole’s separation agreement above, the Company will distribute these 1,181,684 RSUs to Mr. Cole on April 1, 2016.

Salary and Other Benefits

Mr. Cole was also entitled to various benefits, including benefits available to our other senior executives and certain automobile, air travel and life insurance benefits pursuant to the employment agreement.

In addition to his salary and benefits, Mr. Cole was eligible to receive an additional annual cash bonus for each completed calendar year, including as a performance goal thereunder the targets specified in the employment agreement. This cash bonus could not exceed 150% of Mr. Cole’s base salary for the year ended December 31, 2011 and could not exceed 200% of his base salary for each fiscal year of the term the employment agreement ended after December 31, 2011. The bonus was to be a percentage of the base salary determined based on the level of our consolidated EBITDA against a target level established for such year by the Compensation Committee, in its sole discretion, but with prior consultation with Mr. Cole. Such cash bonus percentages were as follows:

For the fiscal year ended December 31, 2011:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	110%
110%	122.5%
115%	135%
120% or more (maximum)	150%

For fiscal years ended after December 31, 2011:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	120%
110%	145%
115%	170%
120% or more (maximum)	200%

Mr. Cole’s annual bonus, if earned, was to be paid in a lump sum cash payment in the calendar year following the calendar year for which such bonus was earned.

Termination Provisions

Under Mr. Cole’s employment agreement, if we had terminated Mr. Cole’s employment for “cause” or if Mr. Cole had terminated his employment without “good reason”, he would have received his earned and/or accrued but unpaid compensation, other than any bonus compensation, then due to him and shares of common stock in respect of any of his already vested 2011 RSUs and 2011 PSUs. If we had terminated Mr. Cole’s employment without cause or if Mr. Cole had terminated his employment for good reason, he would have received, in addition to the foregoing, an amount equal to two times his base salary then in effect plus any previously earned but unpaid annual bonus for a prior fiscal year and a pro-rata portion of the annual bonus for the year of termination. In addition, that portion of his 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 75% of his unvested 2011 RSUs, would have vested. If Mr. Cole’s employment had been terminated by us without cause or by him for good reason within 12 months of a change in control, the amount of his base salary-related payment would have increased to three times, instead of two times, his base salary then in effect. On a change in control, any remaining unvested 2011 PSUs and 2011 RSUs would have vested immediately.

If Mr. Cole’s employment had terminated as a result of his disability or death, he or his estate would have been entitled to any previously earned and unpaid compensation then due to him plus any previously earned but unpaid annual bonus for the prior fiscal year, and a pro-rata portion of the annual bonus for the year of such termination. In addition, in respect of termination as result of a disability, that portion of his 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 50% of his unvested 2011 RSUs, would have vested. In respect of a termination as a result of death, 100% of the remaining unvested 2011 PSUs and 2011 RSUs would have vested.

The employment agreement with Mr. Cole also contained certain non-competition and non-solicitation covenants restricting certain activities for periods equal to the term of the agreement and any renewal period plus one and two years, respectively, after the agreement is terminated for any reason. See further discussion above under “Mr. Cole’s Former Employment Agreement”.

Jeff Lupinacci

On March 18, 2014, we entered into an employment agreement effective April 7, 2014 with Jeff Lupinacci, who is no longer an executive officer of our Company. The employment agreement provided for the employment of Mr. Lupinacci as our Executive Vice President and Chief Financial Officer through December 31, 2016. Mr. Lupinacci ceased to be to be an executive officer of the Company in March 2015.

Under the employment agreement, Mr. Lupinacci was entitled to an annual base salary of not less than $550,000 through December 31, 2014 and not less than $600,000 annually through the remainder of the term. In addition, Mr. Lupinacci was entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives

Mr. Lupinacci was also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

Pursuant to his employment agreement, Mr. Lupinacci was granted an award of 13,881 RSUs which vest in installments of 3,786 (which vested on December 31, 2014), 5,048 and 5,047 (which would have vested on December 31, 2015 and December 31, 2016, respectively, but were forfeited).

In addition, pursuant to his employment agreement, Mr. Lupinacci was granted an award of 47,322 2014 PSUs of which 7,915 shares underlying such 2014 PSUs vested as of December 31, 2014 as follows: no shares vested based on achievement of EBITDA Growth of $263.8 million, 3,077 shares vested based on achievement of $2.24 EPS Growth, and 4,837 vested based on achievement of $125 million of Free Cash Flow. See “Mr. Lupinacci’s Performance Based Stock Awards” above for a more detailed discussion.

If Mr. Lupinacci’s employment were terminated by us for “cause” or by him without “good reason” (each as defined in the original employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment were terminated by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining term of the agreement plus any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus), plus, if any such resignation or termination had occurred following our first fiscal quarter of any year, a pro rata portion of his annual bonus for such year. In addition, he would have received vesting of 100% of his PSUs and 75% of his RSUs. If his employment were terminated by us without cause or by him for good reason within 12 months after a “change in control” (as defined in the employment agreement), he would have also received an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after April 7, 2014 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any bonus payments paid to him.

The RSUs and 2014 PSUs granted to Mr. Lupinacci were subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Lupinacci’s unvested RSUs and 2014 PSUs would have vested. Upon termination for death or disability, all of Mr. Lupinacci’s unvested RSUs and 2014 PSUs would have vested. Upon termination by us for cause or by Mr. Lupinacci without good reason, his unvested RSUs and 2014 PSUs would have been forfeited. Upon termination by us without cause or by Mr. Lupinacci with good reason, a pro rata portion of his unvested 2014 PSUs for such year and 75% of his unvested RSUs would have vested.

The Lupinacci employment agreement also contained confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

Warren Clamen

On October 7, 2011, we entered into an amendment of Warren Clamen’s employment agreement dated November 19, 2008 (this employment agreement, as amended through October 7, 2011, is referred to as the Clamen employment agreement, and Mr. Clamen is referred to in the description of the Clamen employment agreement below as an executive). The Clamen employment agreement provided for the employment of Mr. Clamen as our Executive Vice President and Chief Financial Officer through December 31, 2013. Mr. Clamen ceased to be to be an executive officer of the Company in March 2014.

Under the Clamen employment agreement, Mr. Clamen was entitled to an annual base salary of not less than $450,000 from November 19, 2011 through December 2012 and $475,000 during 2013. In addition, Mr. Clamen was entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Pursuant to the terms of the Clamen employment agreement, in 2011, Mr. Clamen received 4,581 shares of our common stock. In 2012, Mr. Clamen received 13,405 restricted shares of our common stock, all of which vested immediately. In 2013, Mr. Clamen received 6,603 restricted shares of our common stock, all of which vested immediately. He was also entitled to various benefits, including benefits available to our other senior executives and certain automobile, life insurance and medical benefits.

In addition, pursuant to the Clamen employment agreement, Mr. Clamen was granted an award of 57,648 time-vested 2011 RSUs of the Company’s common stock, which were scheduled to vest in three equal annual installments on December 31, 2012, 2013 and 2014, and an award of 57,648 performance-based 2011 PSUs. Under the Clamen employment agreement, the 2011 RSUs were subject to each executive’s continuous employment with the Company on the applicable vesting date, and were also subject to acceleration under certain circumstances. The 2011 PSUs were subject to vesting based on the Company’s achievement of certain designated performance goals. Both the 2011 RSUs and 2011 PSUs were subject to forfeiture upon the termination of the executive’s employment under certain circumstances. Upon a change in control, any unvested 2011 PSUs and 2011 RSUs were subject to vesting. Upon termination for death or disability, any unvested 2011 PSUs and 2011 RSUs were subject to vesting. Upon termination by the Company for cause or the executive without good reason, unvested 2011 RSUs and 2011 PSUs would be forfeited. Upon termination by the Company without cause or by the executive with good reason, that portion of the 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination, and any unvested 2011 RSUs, would vest. Additionally, if Mr. Clamen’s employment agreement was not renewed at the end of its term for at least a year, any remaining unvested 2011 PSUs and 2011 RSUs would vest, which they did. The performance goals for the 2011 PSUs are related to the achievement of EBITDA Growth, diluted earnings per share growth and Free Cash Flow and the performance goals for 2013 are discussed in “Compensation Discussion & Analysis—2011 PSUs”.

Under the Clamen employment agreement, if the executive’s employment were terminated by us for “cause” or by the executive without “good reason” (as defined in the Clamen employment agreement), he would have received his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock awards. If the executive’s employment were terminated by us without cause or by the executive for good reason, he would have received, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Clamen employment agreement plus any earned but unpaid annual bonus for a prior year (“prior year bonus”) and a pro-rata portion of any bonus for the year of termination (“pro rata bonus”). In addition, any unvested portion of his stock award would have vested. If the employment of the executive were terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the Clamen/ employment agreement), in addition to the foregoing payments he would also have received an amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code). If the executive’s employment were terminated as a result of his disability or death, the executive or his estate would have been entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award would have vested.

The Clamen employment agreement also contained confidentiality provisions.

Seth Horowitz

On March 18, 2014, we entered into an amendment of our employment agreement with Seth Horowitz dated April 2, 2012, that provided for Mr. Horowitz’s employment as our Chief Operating Officer for a term commencing March 18, 2014 (the “Commencement Date”) and continuing until December 31, 2016. Mr. Horowitz had previously served as the President of the Company’s Men’s Division pursuant to the April 2, 2012 employment agreement. Mr. Horowitz ceased to be an employee or executive officer of the Company in April 2015.

Pursuant to the amendment to our employment agreement with him, Mr. Horowitz was entitled to receive a base annual salary of not less than $625,000.

Under the amendment to his employment agreement, Mr. Horowitz was also entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Mr. Horowitz was also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

Pursuant to the amendment to his employment agreement, Mr. Horowitz was granted an award of 19,794 RSUs which were scheduled to vest in two equal installments on December 31, 2015 and December 31, 2016, respectively. However, as Mr. Horowitz ceased to be an executive officer of the Company in April 2015, none of these grants will vest.

In addition, pursuant to the amendment to his employment agreement, Mr. Horowitz was granted an award of 69,279 2014 PSUs of which 8,097 shares underlying such 2014 PSUs vested as of December 31, 2014 as follows: no shares vested based on achievement of EBITDA Growth of $263.8 million, 3,148 shares vested based on achievement of $2.24 EPS Growth, and 4,949 vested based on achievement of $125 million of Free Cash

Flow. Additionally, 31,491 2014 PSUs could have vested on December 31, 2015 and 29,691 2014 PSUs could have vested on December 31, 2016, subject to the achievement of EBITDA, diluted earnings per share and Free Cash Flow performance metrics for those years, however these 2014 PSUs have been forfeited by Mr. Horowitz, as they are subject to continued employment.

Pursuant to the terms of the April 2, 2012 employment agreement, Mr. Horowitz was granted 75,000 shares of restricted stock which were subject to vesting in three equal installments on April 2, 2013, April 2, 2014 and April 2, 2015, respectively. In addition, also prior to his promotion to the position of Chief Operating Officer, Mr. Horowitz received a grant of 30,000 2013 PSUs pursuant to our PSU Program for senior executives (other than our executive officers), which were scheduled to vest in two remaining installments of 8,400 and 9,000, in December 2015 and 2016, respectively subject to the Company’s achievement of pre-determined performance metrics. Of Mr. Horowitz’ 2013 PSUs, 8,200 of them vested based on the performance metrics in respect of 2014. Remaining 2013 PSUs will not vest, as they are subject to continued employment and Mr. Horowitz ceased being employed by the Company in April 2015. See “Mr. Horowitz’ Performance Based Stock Awards” above for a more detailed discussion.

If Mr. Horowitz’s employment had been terminated by us for “cause” or by him without “good reason” (each as defined in the original employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment had been terminated by us without cause or by him for good reason, he would receive, an amount equal to (i) the greater of his base salary for the remaining term of the agreement and (ii) six months of his then applicable base salary, plus any earned but unpaid based on the Company’s achievement of pre-determined goals over a four-year period annual bonus for a prior year or completed period (the prior year bonus), and, in the event any such resignation or termination occurs following our first fiscal quarter of any year, a pro rata portion of his annual bonus for such year. If his employment had been terminated by us without cause or by him for good reason within 12 months after a “change in control” (as defined in the employment agreement), he would also have received an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after April 2, 2012 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation included base salary plus any bonus payments paid to him.

The RSUs and PSUs granted to Mr. Horowitz were subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Horowitz’s unvested RSUs and PSUs would have vested. Upon termination for death or disability, all of Mr. Horowitz’s unvested RSUs and a pro rata portion of his PSUs for such year would have vested. Upon termination by us for cause or by Mr. Horowitz without good reason, his unvested RSUs and PSUs would have been forfeited. Upon termination by us without cause or by Mr. Horowitz with good reason, his unvested RSUs and a pro rata portion of his unvested PSUs for such year would have vested.

The amendment to the Horowitz employment agreement also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2014 for our named executive officers. Mr. Clamen ceased being an executive officer of our company in March 2014, and therefore is not included in the table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Neil Cole(1)	—	—	—	—	—	—	—	—	113,843	(2)	3,846,755
	—	—	—	—	—	68,306	12/31/2015	2,308,060	341,530		11,540,299

Seth Horowitz(3)	—	—	—	—	—	25,000	4/2/2015	844,750	8,700		293,973
	—	—	—	—	—	2,025	4/22/2015	68,425	8,700		293,973
	—	—	—	—	—	6,598	3/18/2015	222,946	24,742		836,032
	—	—	—	—	—	6,598	3/18/2016	222,946	29,691		1,003,259
	—	—	—	—	—	—	—	—	6,749		228,049

Jeff Lupinacci(4)	—	—	—	—	—	5,048	12/31/2015	170,572	16,404		554,291
	—	—	—	—	—	5,047	12/31/2016	170,538	16,403		554,257
	—	—	—	—	—	—	—	—	6,598		222,946

David Blumberg	—	—	—	—	—	—	—	—	77,778		2,628,119
	—	—	—	—	—	16,667	12/31/2015	563,178	5,940		200,713
	20,000	—	—	13.87	10/2/2015	—	—	—	—		—
	15,000	—	—	16.33	6/3/2015	—	—	—	—		—
	15,000	—	—	22.51	4/26/2016	—	—	—	—		—
	15,000	—	—	18.36	10/26/2016
	15,000	—	—	17.16	9/21/2019	—	—	—	—		—

Jason Schaefer	—	—	—	—	—	—	—	—	11,897		472,311
	—	—	—	—	—	—	—	—	11,897		472,311

(1)	Mr. Cole ceased to be an executive officer of the Company in August 2015. Mr. Cole was granted 1,181,684 2008 RSUs, and 571,150 2008 PSUs on February 19, 2008, pursuant to his employment agreement with us. On December 24, 2008, Mr. Cole agreed, in an amendment to his employment agreement, to defer the issuance of 1,181,684 shares of common stock underlying the 2008 RSUs until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the 2008 RSUs as noted above, the agreement also provided for an annual cash bonus to be granted to Mr. Cole under our 2008 Executive Incentive Bonus Plan. The last of these annual cash bonuses were paid for the year ended December 31, 2012. The 1,181,684 2008 RSUs vested in five substantially equal installments on each December 31st, beginning on December 31, 2008, ending on December 31, 2012. We will distribute to Mr. Cole the 1,181,684 2008 RSUs on April 1, 2016. Mr. Cole was granted 204,918 2011 RSUs and 1,219,945 2011 PSUs on June 17, 2011 pursuant to the June 2011 amendment to his employment agreement with us. Mr. Cole has also agreed to vote any shares held by him at the Company’s Annual Meeting to be held on December 4, 2015, in favor of management’s proposals concerning the election of directors and proposals.
(2)	As noted above, Mr. Cole was granted 1,181,684 2008 RSUs and 571,150 2008 PSUs on February 19, 2008 pursuant to his 2008 employment agreement with us. At that time he was also entitled to receive an additional 216,639 2008 PSUs under his 2008 employment agreement. On May 21, 2008, Mr. Cole entered into an agreement with us that provided for the rescission of 256,034 of the previously granted 571,150 2008 PSUs, which rescinded PSUs were then added to 216,639 additional 2008 PSUs he was entitled to under his employment agreement (a total of 472,673 2008 PSUs). These 472,673 2008 PSUs were granted to Mr. Cole in 2009. As noted above, Mr. Cole was granted 204,918 2011 RSUs and 1,219,945 2011 PSUs on June 17, 2011 pursuant to an amendment to his employment agreement with us. In 2015 with respect to the year ended December 31, 2014, the Compensation Committee determined that 151% of the diluted earnings per share and 182% of the free cash flow metrics were achieved, which resulted in the vesting of a total of 227,687 shares underlying PSUs. Because the Compensation Committee determined that the EBITDA metric was not achieved with respect to the year ended December 31, 2014, none of the 2011 PSUs available for vesting based on the EBITDA metric were earned. The performance metrics are more fully described in the “Compensation Discussion and Analysis.” In 2014 with respect to the year ended December 31, 2013, the Compensation Committee determined that 78.77% of the EBITDA, and 100% of the diluted earnings per share and free cash flow metrics were achieved, which resulted in the vesting of a total of 382,607 shares underlying PSUs. In 2013, the Compensation Committee determined that for 2012, none of the 2008 PSUs were earned and such 2008 PSUs were forfeited.

(3)	Mr. Horowitz ceased to be an executive officer of the Company in April 2015 and forfeited the right to receive 61,182 unvested 2014 PSUs, 17,400 unvested 2013 PSUs and 19,794 RSUs.
(4)	Mr. Lupinacci ceased to be an executive officer of the Company in March 2015 and forfeited the right to receive 61,182 unvested 2014 PSUs and 10,095 RSUs.

Grant dates and vesting dates for all outstanding equity awards at December 31, 2014 are as follows:

Name	Number of Securities Underlying Unvested Restricted Stock(1) (#)		Number of Securities Underlying Unexercised Options Exercisable (#)	Grant Date	Vesting Date
Neil Cole(2)	68,306	(3)	—	6/17/2011	12/31/2015
	113,843	(4)	—	6/17/2011	12/31/2014
	341,530	(4)	—	6/17/2011	12/31/2015

Jeff Lupinacci(5)	5,048		—	4/7/2014	12/31/2015
	5,047		—	4/7/2014	12/31/2016
	16,404		—	4/7/2014	12/31/2015
	16,403		—	4/7/2014	12/31/2016
	6,598		—	4/7/2014	12/31/2015

Seth Horowitz(6)	25,000		—	4/2/2012	4/2/2015
	2,025		—	4/22/2013	4/22/2015
	6,598		—	3/18/2014	3/18/2015
	6,598		—	3/18/2014	3/18/2016
	8,700		—	7/1/2013	12/31/2015
	8,700		—	7/1/2013	12/31/2016
	24,742		—	3/18/2014	12/31/2015
	29,691		—	3/18/2014	12/31/2016
	6,749		—	3/18/2014	12/31/2015

David Blumberg	77,778		—	2/15/2013	12/31/2015
	16,667		—	2/15/2013	12/31/2015
	5,940		—	5/14/2014	12/31/2015

Jason Schaefer	11,897		—	9/9/2013	12/31/2015
	11,897		—	9/9/2103	12/31/2016

(1)	Includes both restricted stock and performance-based awards.
(2)	Mr. Cole ceased to be an executive officer of the Company in August 2015.
(3)	Represents shares of common stock underlying unvested 2011 RSUs. As discussed above under “Mr. Cole’s Former Employment Agreement,” Mr. Cole will receive acceleration of 75% of such unvested 2011 RSUs.
(4)	Represents shares of common stock underlying the 2011 PSUs. These include 113,843 2011 PSUs that were eligible for vesting on December 31, 2014, but did not vest because the Company did not achieve either the absolute or relative EBITDA metrics, and were subject to a catch-up feature which is described above under “Equity-based Compensation—Relative Metrics”. As discussed above under “Mr. Cole’s Former Employment Agreement,” Mr. Cole is eligible to receive the potential acceleration of up to 455,373 2011 PSUs, including the 113,843 2011 PSUs eligible for “catch-up”.
(5)	Mr. Lupinacci ceased to be an executive officer of the Company in March 2015, so no further vesting of these grants will occur.
(6)	Mr. Horowitz ceased to be an executive officer of the Company in April 2015, so no further vesting of these grants will occur.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by our named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neil Cole(3)	—	—	68,306	$2,308,060
	—	—	227,687	7,693,544
	800,000	$27,912,000	—	—
	200,000	$5,902,000	—	—

Warren Clamen(4)	—	—	19,216	$776,711
	—	—	19,216	776,711

Jeff Lupinacci(5)	—	—	7,915	$267,448

Seth Horowitz(6)	—	—	8,097	$273,598
	—	—	8,400	$283,836
	—	—	25,000	$993,750
	—	—	2,025	$86,063
	—	—

David Blumberg(7)	—	—	29,626	$1,001,063
	—	—	16,667	563,178
	30,000	$598,962	—	—
	15,000	457,236	—	—
	55,000	1,021,229	—	—
	30,000	340,437	—	—
	55,000	612,035	—	—

Jason Schaefer(8)	—	—	11,896	$401,966

(1)	The number of shares reflects the gross amount issued upon the exercise of the options and does not give effect to the withholding of a portion of the shares by us to satisfy certain withholding tax liability of the person exercising the options.
(2)	Included in this column is the aggregate dollar amount realized by the named executive officer upon exercise of the options.
(3)	Includes 68,306 shares of common stock underlying 2011 RSUs that vested on December 31, 2014 and 227,687 shares of common stock underlying 2011 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2014 as more fully discussed in footnote 2 to the table of Outstanding Equity Awards at Fiscal Year-End and “Compensation Discussion and Analysis—2011 PSUs”. Mr. Cole ceased to be an executive officer of the Company in August 2015.
(4)	Includes shares that vested during 2014 in connection with Mr. Clamen’s PSUs and RSUs, which vested in accordance with his award agreements upon his departure from the Company in 2014. Mr. Clamen ceased to be an executive officer of the Company in March 2014.
(5)	Represents 7,915 shares of common stock underlying 2014 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2014 as more fully discussed in “Compensation Discussion and Analysis—2014 PSUs”. Mr. Lupinacci ceased to be an executive officer of the Company in March 2015 and forfeited his remaining 61,182 unvested 2014 PSUs.
(6)	Includes 8,097 shares of common stock underlying 2013 PSUs that vested on December 31, 2014; 8,400 shares of common stock underlying 2013 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2014 as more fully discussed in “Compensation Discussion and Analysis—2013 PSUs”; 25,000 shares of restricted stock that vested on April 2, 2014 pursuant to the terms of Mr. Horowitz’s April 2, 2012 employment agreement and 2,025 shares of common stock that were granted in April 2013, of which half vested in April 2014. Mr. Horowitz ceased to be an executive officer of the Company in April 2015 and forfeited his remaining 61,182 unvested 2014 PSUs and 17,400 unvested 2013 PSUs.
(7)	Includes 16,667shares of common stock underlying 2013 RSUs that vested on December 31, 2014 and 29,626 shares of common stock underlying 2013 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2014 as more fully discussed in “Compensation Discussion and Analysis—2013 PSUs”.
(8)	Includes 11,896 shares of common stock underlying the 2013 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2013 as more fully discussed in “Compensation Discussion and Analysis—2013 PSUs.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “—Narrative to Summary Compensation Table-and Plan-Based Awards Table—Employment Agreements”, we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference or non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies. Except as provided in the footnotes below, the following table provides the term of such covenants following the termination of employment as it relates to each named executive officer:

Covenant	Neil Cole(1)	Jeff Lupinacci(4)	Seth Horowitz(6)	David Blumberg	Jason Schaefer

Confidentiality	Infinite duration	Infinite duration	Infinite duration	Infinite duration	Infinite duration

Non-solicitation	Two years(2)	(5)	(5)	Two years(2)	(5)

Non-competition	One year(2)	(5)	(5)	Two years(2)	(5)

Non-interference	(3)	(5)	(5)	Two years(2)	(5)

Non-disparagement	Five years(2)	None	None	None	None

(1)	Mr. Cole ceased to be an executive officer in August 2015.
(2)	Covenant runs during the term and a period as noted from the date the executive’s employment agreement is terminated.
(3)	Mr. Cole’s employment agreement with us provided that during the term and a period of (i) two years thereafter, Mr. Cole cannot solicit our employees, (ii) one year thereafter, Mr. Cole cannot solicit our customers and (iii) one year thereafter, Mr. Cole may not interfere in any manner with our relationship with our vendors.
(4)	Mr. Lupinacci ceased to be an executive officer in March 2015.
(5)	Covenant ends on December 31, 2016. Covenant runs from the date of executive’s employment agreement.
(6)	Mr. Horowitz ceased to be an executive officer in April 2015.

Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2014 and a “change in control” had not occurred:

Type of Payment	Termination Event	Neil Cole(1)		Jeff Lupinacci(1)		Seth Horowitz(1)		Jason Schaefer(1)		David Blumberg(1)
Payment of earned but unpaid salary, unreimbursed expense, and accrued but unused vacation time(2)	Termination for Cause or by executive without Good Reason	None		None		None		None		None

Earned but unpaid bonuses(2)	Termination without Cause or by executive for Good Reason, death or disability	None		None		None		None		None

Lump Sum Severance Payment	Termination without Cause or by executive for Good Reason	$3,000,000	(3)	$1,200,000	(4)	$1,250,000		$800,000	(4)	$1,145,833	(4)

Pro rata portion of current year bonuses	Death, Disability termination without Cause, or termination by executive for Good Reason	$1,125,000	(6)	None	(5)	None	(5)	None	(5)	None	(6)

Continued coverage under medical, dental, hospitalization and life insurance plans	Disability, termination without Cause, or termination by executive for Good Reason	$64,484		$1,423		$64,214		$63,728		$65,927

(1)	See employment agreement descriptions beginning on page 33 for information regarding acceleration of vesting and forfeiture of PSUs and RSUs. This chart illustrates hypothetical termination events (without a change in control) as of December 31, 2014. Mr. Lupinacci ceased to be an executive officer of the Company in March 2015 and Mr. Horowitz ceased to be an executive officer of the Company in April 2015.
(2)	At December 31, 2014, each named executive officer is assumed to have received all such payments.
(3)	Payable one half in monthly installments, and half on December 31, 2014.
(4)	These amounts are payable in lump sum within 30 days of termination. Assumes that all earned bonuses have been paid.
(5)	All such bonuses are discretionary.
(6)	All such bonuses are performance-based.

Payments Upon Termination Following a Change of Control

In lieu of the lump sum severance payment upon termination without a change of control, Mr. Cole was entitled upon termination following a change in control to a lump sum payment equal to three times his base salary as then in effect plus any annual bonus earned but unpaid for a prior fiscal year and, if such termination had occurred following the Company’s first fiscal quarter, a pro-rata portion of the annual bonus Mr. Cole would have earned for the fiscal year in which the termination occurred (based on actual results for such year). Such payment was due within 60 days of the date of such termination. Mr. Cole would also have been eligible in such circumstances for the continuation of certain medical benefits.

In addition to the payments made upon termination by the Company without cause or termination by the executive for good reason, the employment agreements with Messrs. Clamen, Lupinacci and Horowitz provided, and the employment agreement with Mr. Schaefer provides that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such named executive officer equal to $100 less than three times the named executive officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code). Under the same circumstances, the employment agreement with Mr. Blumberg obligates us to make a lump-sum severance payment to Mr. Blumberg equal to $100 less than three times the greater of (i) $400,000 or (ii) the average of the annual cash compensation received by Mr. Blumberg on or after the effective date of his employment agreement in his capacity as an employee of the Company during the “base period” (also as defined in Section 280G of the Internal Revenue Code).

Under the circumstances described in the preceding paragraph, all of the named executive officers would be entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that named executive officer. However, the sum of any lump sum payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the named executive officer, with the exception of Mr. Cole, may not equal or exceed an amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code). In respect of these named executive officers (again excluding Mr. Cole), such payment is due within 15 days of the date of such termination.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would have been entitled upon termination of employment if we had terminated their employment without cause within twelve (12) months following a “change in control” of our Company that (by assumption) occurred on December 31, 2014 and prior to the expiration of their respective employment agreements.

Name	Cash Severance Payment ($)		Continuation of Medical/Welfare Benefits ($)	Present Value of Accelerated Vesting of Equity Awards ($)(1)		Present Value of Accelerated Payment of Bonus ($)		Total Termination Benefits ($)
Neil Cole	4,500,000	(2)	64,484	23,366,299	(5)	16,875	(6)	27,889,658
Warren Clamen	0		0	0		0		0
Jeff Lupinacci	1,517,992	(3)	1,423	0	(7)	0		1,519,415	(8)
Jason Schaefer	1,041,144	(3)	63,728	0		0		1,104,872	(8)
David Blumberg	3,445,733	(4)	65,927	907,082		0		4,418,742	(8)
Seth Horowitz	3,025,097	(3)	64,214	0		0		3,089,311	(8)

(1)	This amount represents: (a) with respect to all PSUs, or RSUs granted during the 2014 calendar year, the unrealized value of the unvested portion of the respective named executive officer’s PSUs and/or such RSUs based upon the closing price of our common stock on December 31, 2014, and (b) with respect to all other RSUs, the present value of the accelerated vesting of such RSUs. Additionally, this analysis presumes that PSUs with a vesting date of December 31, 2014, whether forfeited on such date or not forfeited on such date, would have become vested in full upon a change of control on December 31, 2014. For 280G purposes, we have assumed that the accelerated vesting of RSUs on a change in control is a “change in control payment.”
(2)	Payable within 60 days of termination.
(3)	Payable within 15 days of termination.
(4)	$2,849,900 is payable within 15 days of termination, and the remainder is payable within 30 days of termination.
(5)	Assumes no “catch-up” vesting of PSUs.
(6)	Represents the accelerated payment date of the 2014 bonus due to a change in control.
(7)	Does not include $127,829 of RSUs that vested on December 31, 2014 without regard to a change in control.
(8)	The employment agreement of the named executive officer requires that the total termination benefits that the named executive officer would otherwise be entitled to receive upon a change of control be reduced to the maximum amount that will not result in receipt by the named executive officer of an “excess parachute payment” as defined under 280G of the Code (the “280G Cutback”). The total termination benefits reported in this chart have been reduced by the 280G Cutback.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as of October 20, 2015 by each of our directors and our named executive officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold more than five percent of our common stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants, restricted stock units and other convertible securities that are exercisable or convertible within 60 days of October 20, 2015 and shares of our common stock underlying restricted stock awards that vest within 60 days of October 20, 2015 are deemed to be beneficially owned by the purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Percentage ownership is based on 48,759,943 shares of our common stock outstanding as of October 20, 2015. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, New York, New York 10018.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Company’s Outstanding Common Stock Beneficially Owned
F. Peter Cuneo	200,838	(2)	*
David Jones	0		*
David Blumberg	176,897	(3)	*
Jason Schaefer	10,792		*
Barry Emanuel	49,067		*
Drew Cohen	35,062		*
Mark Friedman	39,306		*
James A. Marcum	47,382		*
Sue Gove	3,377		*

BlackRock, Inc. 40 East 42nd Street New York, NY 10022	4,869,085	(4)	10.0%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,353,854	(5)	6.9%

SouthernSun Asset Management 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	4,711,672	(6)	9.7%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	4,503,597	(7)	9.2%

Huber Capital Management, LLC 2321 Rosecrans Ave, Suite 3245 El Segundo, CA 90024	5,549,266	(8)	11.4%

Luxor Capital Partners, LP 2321 Rosecrans Ave, Suite 3245 El Segundo, CA 90024	2,507,366	(9)	5.1%

All directors and executive officers as a group (8 persons)	562,721	(10)	1.2%

*	Less than 1%
(1)	The address, unless otherwise indicated, is c/o Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.
(2)	Includes 60,000 shares of restricted common stock granted to Mr. Cuneo in connection with his appointment to the position of Interim Chief Executive Officer. Mr. Cuneo has pledged these shares as collateral for a line of credit.
(3)	Includes (i) 60,000 shares of common stock issuable upon exercise of options owned by Mr. Blumberg; (ii) 20,000 shares of common stock issuable upon exercise of options owned by Blumberg Associates, LLC. Of these shares, 99,830 shares are held in a margin account as collateral.
(4)	Based on a Schedule 13G/A filed on January 9, 2015, BlackRock, Inc. is deemed to have beneficial ownership of these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The BlackRock, Inc., subsidiaries which acquired these shares are BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Asset Management Ireland Limited; BlackRock International Limited; BlackRock Investment Management, LLC; BlackRock Advisors (UK) Limited and BlackRock Investment Management (UK) Limited. BlackRock, Inc. has sole voting and dispositive power in respect of these shares.
(5)	Based on a Schedule 13G/A filed on February 9, 2015, The Vanguard Group, Inc. (the “Vanguard Group”) is deemed to have beneficial ownership of these shares, of which (i) 62,804 shares are owned beneficially by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, as a result of its serving as investment manager of collective trust accounts and (ii) 3,200 shares are owned beneficially by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australian investment offerings.
(6)	Based on a Schedule 13G filed on October 5, 2015, Michael W. Cook Asset Management d/b/a SouthernSun is deemed to have beneficial ownership of these shares.
(7)	Based on a Schedule 13G/A filed on February 5, 2015, Dimensional Fund Advisors LP is deemed to have beneficial ownership of these shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(8)	Based on a Schedule 13G filed on September 9, 2015, Huber Capital Management is deemed to have beneficial ownership of these shares.
(9)

Based on a 13G filed on May 21, 2015, the following are reporting persons are deemed to have beneficial ownership of these shares: Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”); Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Feeder Fund”); Luxor Wavefront, LP, a Delaware limited partnership (the “Wavefront Fund”); Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the “Spectrum Feeder Fund”); Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Offshore Master Fund”); Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited Partnership (the “Spectrum Master Fund”); LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”); Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”); Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”); and Christian Leone, a United States citizen (“Mr. Leone”). The Offshore Master Fund is a subsidiary of the Offshore Feeder Fund, and the Spectrum Master Fund is a subsidiary of the Spectrum Feeder Fund. LCG Holdings is the general partner of the Onshore Fund, the

Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. Luxor Capital Group acts as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Feeder Fund, the Offshore Master Fund, the Spectrum Feeder Fund and the Spectrum Master Fund (collectively, the “Funds”) and to an account it separately manages (the “Separately Managed Account”). Luxor Management is the general partner of Luxor Capital Group. Mr. Leone is the managing member of Luxor Management. Mr. Leone is the managing member of LCG Holdings. By virtue of these relationships, LCG Holdings may be deemed to have voting and dispositive power with respect to the shares of Common Stock (as defined below) owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. By virtue of these relationships, each of Luxor Capital Group, Luxor Management and Mr. Leone may be deemed to have voting and dispositive power with respect to the shares of Common Stock beneficially owned by the Funds and the Separately Managed Account. The principal business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(10)	Includes 80,000 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

Employment Arrangements

Brandon Cole, a son of Neil Cole, our former Chairman, Chief Executive Officer and President, is a former employee of the Company. In 2014, Brandon Cole received compensation of $129,413, consisting of salary and bonus.

The Candie’s Foundation

The Candie’s Foundation, a charitable foundation founded by Neil Cole for the purpose of raising national awareness about the consequences of teenage pregnancy, owed us less than $0.1 million and $0.1 million at December 31, 2014 and December 31, 2013, respectively. The Candie’s Foundation intends to pay off the entire borrowing from us during 2015.

Travel

We recorded expenses of approximately $95,000, $90,000 and $155,000 for fiscal years 2014, 2013 and 2012, respectively, for the hire and use of aircraft solely for business purposes owned by a company in which Neil Cole is the sole owner. We believe that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

AUDIT COMMITTEE REPORT

In 2014 the Audit Committee met with management and representatives of BDO USA, LLP to review preparations for the audit, including review of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO USA, LLP and management to review the audit findings. The Audit Committee also discussed with representatives of BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards 16, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the confirming letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2014.

THE AUDIT COMMITTEE

F. Peter Cuneo, Former Chairperson

Sue Gove, Current Chairperson

Drew Cohen

James A. Marcum

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO USA, LLP has audited and reported upon our financial statements for our fiscal year ended December 31, 2014. The Audit Committee of the Board of Directors has re-appointed BDO USA, LLP as our independent registered public accountants for 2015. Although stockholder approval of the appointment of BDO USA, LLP is not required by law, the Audit Committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO USA, LLP is being submitted for stockholder ratification, the Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP our independent registered public accountants, at any time during the 2015 fiscal year, if it deems such change to be in our best interest. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO USA, LLP to audit our financial statements, we engage BDO USA, LLP from time to time to perform other services.

Audit Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for 2014 and 2013, internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q, comfort letters and consents related to SEC registration statements for 2014 and 2013 totaled approximately $999,800 and $616,400, respectively. We previously disclosed 2013 Audit Fees bills by BDO USA, LLP of $866,500. We reclassified $250,000 of this amount from Audit Fees, as part of 2013 Audit-Related Fees, as described below. The 2013 Audit-Related Fees below include the $250,000 that was previously reported as 2013 Audit Fees.

Audit-Related Fees. There were approximately $111,000 and $260,000 aggregate fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and other capital raising activities for 2014 and 2013, respectively, and that are not disclosed in the paragraph captioned “Audit Fees” above.

Tax Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for tax compliance and consulting for 2014 and 2013, were approximately $233,600 and $244,100, respectively.

All Other Fees. There were no fees billed by BDO USA, LLP, for products and services other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for 2014 and 2013.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO USA, LLP in 2014. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by BDO USA, LLP.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” approval of Proposal II and the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2015.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED

EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve a non-binding advisory resolution on its named executive officer compensation as reported in this Proxy Statement. As described within the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s named executive officer compensation program to achieve the following objectives:

•	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

•

Align pay with performance—as well as with the long-term interests of stockholders—by linking payouts to performance measures that promote long-term stockholder value, including EBITDA, Free Cash Flow and Diluted Earnings Per Share.

•

Ensure continuity of the services of named executive officers so that they will contribute to, and be a part of, the Company’s long-term success and to promote and sustain stability in the executive team.

The Company and the Compensation Committee of our Board of Directors consistently review our executive compensation program to ensure that it reflects the competition in the market place for talented individuals so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision. In response to feedback from stockholders, we have also made recent changes to our compensation practices, including amending our Plan to provide for a “double trigger” change in control provisions for acceleration of unvested equity awards, adopting anti-pledging and anti-hedging policies and committing to eliminate discretionary annual cash bonuses for named executive officers. The Compensation Committee also has hired Frederic W. Cook & Co., Inc. as our compensation consultant to lead the Committee and the Board in a thorough review of our compensation programs and policies, so that we can make additional changes as necessary going forward. Lastly, we have implemented certain overall governance changes including separate Chairman and Chief Executive Officer roles, as well as creation of a Lead Director position until such time as a successor Chief Executive Officer is appointed.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” within, which describes in more detail how the Company’s named executive officer compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success. During 2014, we continued to execute on our key strategic initiatives.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Iconix Brand Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution on the Company’s named executive officer compensation.

PROPOSAL IV

APPROVAL OF THE 2015 EXECUTIVE INCENTIVE PLAN

The Compensation Committee has determined that the adoption of an executive incentive plan will assist the Company in providing competitive incentive opportunities to executives who can significantly influence the Company’s performance and improve its ability to attract and motivate its management team. The Board of Directors proposes that stockholders approve the 2015 Executive Incentive Plan, so that if established goals and targets are met, certain payments that would be made under this plan to the Company’s most highly compensated executive officers may be deductible by the Company for federal income tax purposes.

Generally, Section 162(m) of the Internal Revenue Code does not permit publicly held companies like the Company to deduct compensation paid to certain executive officers to the extent it exceeds $1 million per officer in any year. However, a performance-based compensation plan that is approved by stockholders at least once every five years generally will not be subject to this deduction limit. So long as the Company complies with these and other requirements set forth in Internal Revenue Code Section 162(m), all amounts paid to executive officers under the plan will qualify for a federal tax deduction by the Company.

The material features of the 2015 Executive Incentive Plan are described below:

Summary Plan Description: The following is only a brief summary of the material terms of the plan, and does not describe all the terms of the plan. We urge you to read the complete text of the plan included as Annex A to this Proxy Statement.

•

The purpose of the 2015 Executive Incentive Plan is to promote the achievement of the Company’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those executive officers who can significantly impact the Company’s performance towards those objectives. Further, the plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team. As described herein, the awards made under the plan may recognize Company, business unit, team and/or individual performance. The Company’s executive officers and key employees are eligible to participate in the 2015 Executive Incentive Plan.

•

If the plan is approved, the Compensation Committee will administer the plan, and may amend the plan. The Compensation Committee is composed entirely of independent “outside” directors of the Company, as defined under Section 162(m) of the Internal Revenue Code.

•

Awards made under the plan will be subject to a participant achieving one or more objective performance goals established by the Compensation Committee. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

•

No participant will receive a payment under the plan with respect to any performance period of one year having a value in excess of $5 million; provided, that such maximum amount shall be proportionately adjusted with respect to performance periods that are less than or greater than one year in duration.

•

The Compensation Committee would have the discretion to reduce the amount payable to, or to determine that no amount will be paid to, a participant. Awards may be settled in cash or shares or a combination of both.

•

The amount payable to a participant upon achievement of the applicable performance goals will be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the participant’s annual base salary. The Compensation Committee reserves the discretion to reduce the amount of any payment with respect to any award that would otherwise be made to any participant pursuant to the performance goals established in accordance with the Plan, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in the Plan or are assessed on an objective or subjective basis.

•

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the performance measures applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, unusual or infrequently occurring events, realized investment gains or losses, acquisitions or dispositions, asset write downs, litigation or claim judgments or settlements, discontinued operations, business interruption events, tax law or accounting changes and restructuring expenses) occurring during the performance period that affect the applicable performance goal or goals. Performance measures based on one or more financial metrics may be established on a Generally Accepted Accounting Principles (GAAP), adjusted GAAP or non-GAAP basis. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

•

The actual amount of future payments under the 2015 Executive Incentive Plan cannot be determined at this time, since they will be based on the Company’s future financial and operating performance, and applicable future performance goals and target percentages to be established by the Compensation Committee. Additionally, all awards will be subject to the Company’s clawback policy.

Recommendation

The Board of Directors recommends that you vote “FOR” approval of Proposal IV and the 2015 Executive Incentive Plan.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Proxy Proposals Brought Under Rule 14a-8

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2016 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this Proxy Statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than June 25, 2016 in order for the proposition to be considered for inclusion in our Proxy Statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the Proxy Statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

Director Nominations, Proposals for Action and Other Business Brought Before the Annual Meeting.

Our bylaws require that proposals of stockholders made outside of the processes of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the bylaws, including providing all of the information specified in the bylaws no earlier than August 6, 2016 and not later than September 5, 2016; provided, however, that in the event that the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than December 4, 2016, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of businesses on the later of the 90th calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our 2014 Annual Report to stockholders is being made available to stockholders via the Internet. If you would like to receive a printed copy of our Proxy Statement and Annual Report, you should follow the instructions for requesting such information in the notice you receive.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 will be provided upon written request to Iconix Brand Group, Inc. at 1450 Broadway, NY, NY 10018, Attention: Corporate Secretary. The Form 10-K also is available on our website at www.iconixbrand.com.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. We have engaged Morrow & Co., LLC, referred to as Morrow to assist in the administration, distribution and solicitation of proxies for the annual meeting and we expect that their fees will not exceed $15,000. Morrow’s address is 470 West Avenue, Stamford, CT 06902. Stockholders can reach Morrow at (855) 289-3516. Banks and Brokerage Firms can reach Morrow at (203) 658-9400. Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter. In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of common stock are registered in nominee name. We will reimburse such persons for their reasonable out-of-pocket costs.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

F. Peter Cuneo,

Chairman of the Board

and Interim Chief Executive Officer

October 23, 2015

Annex A

ICONIX BRAND GROUP, INC.

2015 EXECUTIVE INCENTIVE PLAN

I. Purposes

The purposes of the Iconix Brand Group, Inc. 2015 Executive Incentive Plan are to retain and motivate the officers and other employees of the Company and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible. Capitalized terms used herein have the definitions given them in Section II.

II. Definitions

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

“Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed cash amount or pursuant to a formula that is consistent with the provisions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or such other committee designated by the Board which consists solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Iconix Brand Group, Inc., a Delaware corporation, and any successor thereto.

“Equity Plan” shall mean the Company’s Amended and Restated 2009 Iconix Brand Group, Inc. Equity Incentive Plan or any successor equity plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Participant” shall mean an officer or other key employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean this 2015 Executive Incentive Plan, as it may be amended from time to time.

III. Administration

3.1. General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2. Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award;

(c)	to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

(d)	subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3. Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person subject to the reporting requirements of Section 16 of the Exchange Act or who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, or (c) certify the achievement of such performance goals.

IV. Performance Goals

The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the foregoing performance measures applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, unusual or infrequently occurring events, realized investment gains or losses, acquisitions or dispositions, asset write downs, litigation or claim judgments or settlements, discontinued operations, business interruption events, tax law or accounting changes and restructuring expenses) occurring during the Performance Period that affect the applicable performance goal or goals; for the avoidance of doubt, performance measures based on one or more financial metrics may be established on a Generally Accepted Accounting Principles (GAAP), adjusted GAAP or non-GAAP basis. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following the Performance Period, the performance goals shall be set by the Compensation Committee within the Applicable Period, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein and such performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

V. Terms of Awards

5.1. Performance Goals and Targets; Determination of Awards. At the time one or more performance goals are established for a Performance Period, the Committee also shall establish in writing an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the Participant’s Annual Base Salary. The Committee reserves the discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant’s employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Participant who is a “covered employee”

within the meaning of Section 162(m) of the Code, or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the Committee shall only establish such terms as would permit an Award payable upon the achievement of the performance goals to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the “qualified performance-based compensation.”

5.2. Payments. Unless otherwise determined by the Committee, payment of an Award is subject to the Participant’s continuous employment with the Company until the applicable payment date. As established by the Committee, payment of Awards shall be made in (i) cash, (ii) Company common stock or stock units under the Equity Plan or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

5.3. Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period of one year having a value in excess of $5 million; provided, however, that such maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

VI. General

6.1. Effective Date. The Plan was adopted by the Board and shall become effective upon stockholder approval.

6.2. Amendments and Termination. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code; provided, however, that no amendment may materially impair the rights of a Participant with respect to an outstanding Performance Period without the consent of the Participant. The Board may terminate the Plan at any time.

6.3. Non-Transferability of Awards. No Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process, except as permitted by the laws of descent and distribution. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

6.4. Tax Withholding. The Company shall have the right to withhold from the payment of any award hereunder or require prior to the payment of any amount pursuant to an award, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5. No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6. Awards are Subject to Company’s Clawback Policy. All Awards granted under the Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date an Award is granted, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

6.7. Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9. Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.10. Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

Exhibit A

EBITDA Reconciliation from Net Income

	(Unaudited) Year ended
	Dec. 31, 2014	Dec. 31, 2013
EBITDA(1)	$263,783	$262,943

Reconciliation of EBITDA:
Net Income	$152,736	$128,048
Add: Income taxes	61,737	58,075
Add: Net interest expense and non-cash gain related to investment in Iconix Latin America	43,234	67,995
Add: Depreciation and amortization of certain intangibles	6,076	8,825

EBITDA	$263,783	$262,943

EBITDA Reconciliation from Cash Flow from Operations

EBITDA Reconciliation from Cash Flow from Operations	(Unaudited) Year ended
	Dec. 31, 2014	Dec. 31, 2013
EBITDA(1)	$263,783	$262,943

Reconciliation of EBITDA:
Net cash provided by operating activities	$162,520	$203,152
Add / (Less):
Gain from sale of trademarks and formation of joint ventures	54,303	34,579
Cash interest expense, net	46,713	39,224
Cash taxes	16,163	26,659
Other	8,705	2,220
Net income attributable to non-controlling interest	(14,693)	(14,539)
Stock compensation expense	(18,492)	(20,018)
Provision for doubtful accounts	(11,127)	(9,718)
Net change in balance sheet items	19,691	1,384

EBITDA	$263,783	$262,943

(1)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures, and is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

Free Cash Flow Reconciliation

	(Unaudited) Year ended
(in thousands)	Dec. 31, 2014	Dec. 31, 2013
Free Cash Flow(2)	$174,282	$235,519

Reconciliation of Free Cash Flow:
Net cash provided by operating activity	$162,520	$203,152
Less: Capital expenditures	(1,505)	(1,209)
Add: Cash received from sale of trademarks and formation of joint ventures	24,915	41,866
Less: Distributions to non-controlling interests	(11,648)	(8,290)

Free Cash Flow	$174,282	$235,519

(2)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance stockholder value.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QU I C K ««« E A S Y

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 3, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this
X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 and 4.

1.	Election of Directors
	(01) F. Peter Cuneo (02) Barry Emanuel (03) Drew Cohen (04) Sue Gove (05) Mark Friedman (06) James A. Marcum	FOR all Nominees listed to the left (except as indicated to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To approve the advisory resolution on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To approve the Company’s 2015 Executive Incentive Plan.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

This proxy will be voted as specified. If no specification is made, this proxy will be voted in favor of all the nominees listed in proposal 1 and for proposals 2, 3 and 4.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date , 2015.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held December 4, 2015.

The Proxy Statement and our 2014 Annual Report to Stockholders are

available at: http://www.cstproxy.com/iconixbrand/2015

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

ICONIX BRAND GROUP, INC.

1450 BROADWAY

NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 4, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints F. PETER CUNEO, DAVID JONES and JASON SCHAEFER, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Friday, December 4, 2015, at the offices of the Company, 1450 Broadway, 4th Floor, New York, NY 10018, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side:

(Continued and to be marked, dated and signed, on the other side)